UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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THE AES CORPORATION

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2024

Proxy statement

Accelerating the future of energy, together.

aes

2023 Option Exercises and Stock Vested	57
2023 Non-Qualified Deferred Compensation	58
Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table	58
Potential Payments Upon Termination or Change-in-Control	60
Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control	61
Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan (for all NEOs)	62
CEO Pay Ratio	63
Compensation Committee Report	64
Risk Assessment	64
PAY VERSUS PERFORMANCE DISCLOSURE	66
AUDIT MATTERS	69
Report of the Financial Audit Committee	69
Information Regarding the Independent Registered Public Accounting Firm	70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS	72
Shares Beneficially Owned by Directors and Executive Officers	72
Shares Beneficially Owned by Greater Than 5% Stockholders	73
ANNUAL MEETING PROPOSALS	75
Proposal 1: Election of Directors	75
Proposal 2: Approval, on an Advisory Basis, of the Company’s Executive Compensation	76
Proposal 3: Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2024	77
IMPORTANT INFORMATION ABOUT AES’ VIRTUAL ANNUAL MEETING	78
QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING	80
Appendix A: NON-GAAP MEASURES	84
Appendix B: DEFINITION OF TERMS	87
Appendix C: SHORT-TERM INCENTIVE PLAN PERFORMANCE TARGETS	89

March 14, 2024

Dear Fellow Stockholder:

It is my pleasure to invite you to participate in The AES Corporation (the “Company”) 2024 Annual Meeting of Stockholders (the “Annual Meeting”), which will be conducted virtually via live webcast on Thursday, April 25, 2024, starting at 10:00 a.m. EDT. Stockholders will be able to listen, vote and submit questions from any location with internet connectivity. Additional information on how to attend and participate in the Annual Meeting can be found in the accompanying Proxy Statement.

The agenda items for the Annual Meeting are: (i) election of directors, (ii) approval, on an advisory basis, of the Company’s executive compensation, and (iii) ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2024. These proposals are described in more detail in the following Notice of 2024 Annual Meeting of Stockholders and Proxy Statement.

We are proud of the execution of our strategic priorities. We greatly expanded our renewables business across all dimensions—including those in operation, those with signed Power Purchase Agreements (PPAs) and those in development. We completed the construction of approximately 3.5 GW of new wind, solar and energy storage projects, more than double the capacity we completed in the United States in 2022. We also signed PPAs for 5.6 GW of new renewables—the most in our history.

As further described in the Board and Committee Governance section of the accompanying Proxy Statement, we continue to review and improve our governance practices.

Your Vote is important. Stockholder attendance at our Annual Meetings helps maintain communications between the Company and our Stockholders and improves Stockholders’ understanding of our business and culture. We hope you will be able to join us. Whether or not you plan on attending the Annual Meeting, you can confirm that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone, or by returning your Proxy Card or voting instruction card. Additional information on how to vote can be found in the Proxy Statement Summary.

Sincerely,

John B. Morse, Jr. Chairman and Lead Independent Director

2024 Proxy Statement | 1

Notice of 2024 Annual Meeting of Stockholders

Date & Time	Location
10:00 a.m. EDT April 25, 2024	https://meetnow.global/MQ6K6KN

Record Date
Stockholders of record at the close of business on March 8, 2024 are entitled to notice of, and to vote at, The AES Corporation (the “Company”) 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of business
1.Election of directors;
2.Approval, on an advisory basis, of the Company’s executive compensation;
3.Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2024; and
4.To transact such other business as may properly come before the Annual Meeting.

Proxy Voting
Your vote is important. Please vote your shares promptly to confirm the presence of a quorum during the Annual Meeting. You may vote your shares via the internet, by telephone, or by signing, dating, and returning your Proxy Card or voting instruction card. For specific voting instructions, please refer to the information provided in the following Proxy Statement or the voting instructions you receive via the internet or mail.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on Thursday, April 25, 2024: the Proxy Statement, Annual Report on Form 10-K and related proxy materials are available free of charge at www.envisionreports.com/aes.

By Order of the Board of Directors,

Paul L. Freedman
Executive Vice President, General Counsel and Corporate Secretary
March 14, 2024

2024 Proxy Statement | 2

PROXY STATEMENT

The AES Corporation
4300 Wilson Blvd.
Arlington, VA 22203, USA
www.aes.com

March 14, 2024

The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting proxies to be voted on the Stockholders’ behalf at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”).
The Annual Meeting will commence at 10:00 a.m. EDT on Thursday, April 25, 2024. The Annual Meeting will be held virtually via live webcast and Stockholders of record as of March 8, 2024 may attend and participate in the Annual Meeting at https://meetnow.global/MQ6K6KN.
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your Proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting such materials included in the Notice.
This Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “AES Form 10-K”) and related proxy materials are first being made available to Stockholders on March 14, 2024. These materials are available at www.envisionreports.com/aes for registered holders of AES stock and at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, each of these websites provides complete anonymity with respect to a Stockholder accessing the websites.
At the close of business on March 8, 2024, the record date, there were 710,808,254 shares of common stock outstanding. Each share of common stock is entitled to one vote.

2024 Proxy Statement | 3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain forward-looking statements regarding us, our business, our business prospects and our results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. These statements include, but are not limited to, statements regarding management’s intent, beliefs, and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “strategy”, “future”, “opportunity”, “plan,” “strive,” “seek,” “aim,” “work towards” and similar words. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions. Factors that could cause or contribute to such differences include, but are not limited to, risks related to those described in the AES Form 10-K and subsequent filings with the SEC. Some of those factors include:

•the economic climate, particularly the state of the economy in the areas in which we operate, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed in AES Form 10-K;
•changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;
•changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;
•changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;
•changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;
•our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facility and other existing financing obligations;
•our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;
•changes in our or any of our subsidiaries' corporate credit ratings or the ratings of our or any of our subsidiaries' debt securities or preferred stock, and changes in the rating agencies' ratings criteria;
•our ability to purchase and sell assets at attractive prices and on other attractive terms;
•our ability to compete in markets where we do business;
•our ability to operate power generation, distribution and transmission facilities, including managing availability, outages and equipment failures;
•our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;
•our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as PPAs, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;
•variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;
•pandemics, or the future outbreak of any other highly infectious or contagious disease;
•the performance of our contracts by our contract counterparties, including suppliers or customers;
•severe weather and natural disasters;
•our ability to manage global supply chain disruptions;
•our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;
•the success of our initiatives in renewable energy projects and energy storage projects;
•the availability of government incentives or policies that support the development of renewable energy generation projects;
•our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters;
•our ability to keep up with advances in technology;
•changes in number of customers or in customer usage;
•the operations of our joint ventures and equity method investments that we do not control;
2024 Proxy Statement | 4

•our ability to achieve reasonable rate treatment in our utility businesses;
•changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;
•changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;
•changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in Greenhouse Gas reductions and energy storage, including government policies or tax incentives;
•changes in environmental laws, including requirements for reduced emissions, Greenhouse Gas legislation, regulation, and/or treaties and Coal Combustion Residuals, which includes bottom ash, fly ash and air pollution control wastes generated at coal-fired generation plant sites, regulation and remediation;
•changes in tax laws, including U.S. tax reform, and challenges to our tax positions;
•the effects of litigation and government and regulatory investigations;
•the performance of our acquisitions;
•our ability to maintain adequate insurance;
•decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other postretirement plans at our subsidiaries;
•losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;
•changes in accounting standards, corporate governance and securities law requirements;
•our ability to maintain effective internal controls over financial reporting;
•our ability to attract and retain talented directors, management and other personnel;
•cyber-attacks and information security breaches; and
•data privacy.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this Proxy Statement. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise, except as required by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those statements or other forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in this Proxy Statement and in our other reports filed with the SEC that advise of the risks and factors that may affect our business.

2024 Proxy Statement | 5

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement and the AES Form 10-K before you vote.
MEETING INFORMATION

2024 Annual Meeting of Stockholders

Date and Time:
Your Vote is Important!
You may vote online before the Annual Meeting by submitting a proxy over the internet or by telephone. If you requested a paper copy of the proxy materials, including a paper copy of the Proxy Card, you may vote by mail.

April 25, 2024, 10:00 a.m. EDT

Record Date:
March 8, 2024

Location:
https://meetnow.global/MQ6K6KN

Online	By Phone	By Mail
Registered Holders: www.envisionreports.com/aes Beneficial Holders: www.edocumentview.com/aes	Call the phone number located on your proxy materials	Complete, sign, date and return your Proxy Card or voting instruction card in the envelope provided

Voting Matters	Board of Directors’ Recommendations
1. Election of Directors	FOR each Director Nominee
2. Approval, on an Advisory Basis, of the Company’s Executive Compensation	FOR
3. Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2024	FOR

Corporate Governance
Our Corporate Governance Policies Reflect Best Practices

Annual Election of All Directors	96% Average Attendance of Incumbent Directors at Board and Committee Meetings

Non-Executive, Independent Chair Since 2003	Financial Audit, Compensation and Governance Committee Members Are All Independent

Ten of Eleven Director Nominees Are Independent	Directors Are Subject to Rigorous Stock Ownership Requirements

Annual Board and Committee Self-Evaluations and Review of Director Qualifications	Director Compensation Reviewed Annually

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Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting, and Directors Meet Periodically Throughout the Year with Individual Members of Management	Directors Subject to Term Limits; Average Tenure of Director Nominees is 6.6 Years

Five of Eleven Director Nominees Are Women; Four of Eleven Director Nominees are Racially/Ethnically Diverse	Women and Racially/Ethnically Diverse Individuals Included in the Initial Pool from which Director Nominees are Chosen

Board Oversight of Cybersecurity Programs, Policies, and Practices	Governance Committee Oversight of Environmental and Safety Programs, Policies, and Practices

Compensation Committee Oversight of Human Capital Management Matters, Including Talent Acquisition, Development, Retention and Diversity & Inclusion
Non-Employee Directors may not Serve on More Than Four Public Boards
Directors who are Executive Officers of Public Companies should not Serve on More Than One Public Company Board (in addition to their Employer’s Board)

Director Nominee Statistics. The following table highlights some of the characteristics of our Director nominees. Further discussion on the qualifications and experience of Director nominees is included in the Director Characteristics and Succession Planning section of this Proxy Statement.

Gender Diversity	Racial/Ethnic Diversity	Average Age	Independence	Average Tenure
45%	36%	67 years	91%	6.6 years

2023 Stockholder Engagement Program

We place great value on Stockholder outreach, and engage regularly with our principal investors to gain insight into the governance issues about which they care most. We seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and aim to adopt corporate governance practices that are informed by, and generally are in line with, our Stockholders’ expectations. In 2023, we engaged with Stockholders to discuss topics, including, but not limited to, disclosures around areas such as decarbonization strategy, diversity and inclusion efforts, executive compensation and severance/termination pay.

Executive Compensation
Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data specific to our revenue size and scope of operations. We design our incentive plans to pay for performance, with additional compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by our Named Executive Officers (“NEOs”) will depend on our actual performance.

AES’ Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to confirm pay-for-performance alignment. Our performance is evaluated against both short-term goals, which support AES’ business strategy, and long-term goals, which measure the creation of Stockholder value.

2024 Proxy Statement | 7

Compensation and Benefits Best Practices

Target Total Compensation at Approximately the 50th Percentile	Director and Executive Officer Stock Ownership Guidelines

Independent Consultant Retained by the Compensation Committee	Incentive Compensation Clawback Policy for Executive Officers

Double-Trigger Change-in-Control Vesting with Equity Awards	No Change-in-Control Excise Tax Gross-Ups

No Perquisites for our Executive Officers	No Backdating or Option Repricing

All AES Employees and Directors Prohibited from Hedging or Pledging of AES Stock	Annual Review of Risk Related to Compensation Programs

No Special Retirement Benefit Formulas for Executive Officers	Pay-for-Performance Alignment

Mix of AES-Specific and Relative Performance Goals	Caps on Annual and Long-Term Incentive Payouts

In 2023, AES received over 96% support for its NEO compensation based on the shares voted in favor of the 2023 Say on Pay proposal. In 2023, as in prior years, the Compensation Committee considered input from our Stockholders and other stakeholders as part of its annual review of AES’ executive compensation program.

Please see the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of our executive compensation programs.

[Remainder of Page Intentionally Left Blank]
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CORPORATE GOVERNANCE AT AES

Corporate Governance Practices

AES is committed to best practices in corporate governance. Highlights for our corporate governance practices are described below:

•Independent Board. Ten out of eleven Director nominees are independent.

•Separation of the Roles of Chief Executive Officer (“CEO”) and Chair of the Board. These roles are separate and our Chairman is an independent Director.

•Annual Elections of Directors by Majority Vote. All of our Directors are accountable to Stockholders through an annual election with a majority vote standard.

•No Supermajority Voting Provisions. Neither our Sixth Restated Certificate of Incorporation (“Charter”) or our Amended and Restated By-Laws (“By-Laws”) contain any supermajority voting provisions.

•Proxy Access. Stockholders may nominate Directors through proxy access.

•Stockholder Right to Call a Special Meeting. Stockholders holding 25% of the outstanding shares of the Company’s stock have the right to call special meetings of Stockholders.

•Stockholder Right to Act by Written Consent. Stockholders have the right to act by a written consent signed by Stockholders holding no less than the minimum number of votes necessary to authorize an action at a meeting.

•Rigorous Director Stock Ownership Requirements. Non-employee Directors are expected to hold equity ownership in the Company of at least five times the Director’s annual Board retainer within five years after election to the Board.

•Director Overboarding Policy. Non-employee Directors may not serve on more than four public boards of directors, including the Company’s Board, and members of the Financial Audit Committee (the “Audit Committee”) may not serve on more than three audit committees of public boards, including the Company’s Audit Committee. Directors who also serve as executive officers of publicly-traded companies should generally not serve on more than one public company board, in addition to their employer’s board. The Board takes into account the nature of and time involved in a Director’s service on other boards in evaluating the qualifications of each director. The Governance Committee also evaluates compliance with this policy at least annually as part of the Director nomination process. All of our current Board members are in compliance with the Company’s overboarding policy.

•Communication with the Board. Stockholders may communicate with any individual Director, any Board committee, or the full Board.

•Director Engagement. Incumbent Directors attended 96% of Board and committee meetings in 2023 (held during the period in which the director served).

•Annual Say on Pay Vote. Every year since 2012, AES has received over 94% support for its NEO compensation based on the shares voted on its Say on Pay proposal.

•Annual Board and Committee Self-Evaluations. Through this process, the Board annually reviews the qualifications, experiences, and contributions of its Directors to confirm that the Board comprises the right mix to achieve AES’ strategic goals.

•Limit on Director Tenure to Provide Fresh Board Perspectives. Under our Corporate Governance Guidelines, we expect that Directors will serve for at least four consecutive one-year terms but no more than
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15 cumulative one-year terms. However, the Board may determine to waive the policy regarding fifteen one-year terms from time to time, if it determines that continued service is in the best interests of the Company. In nominating Directors for election at the Annual Meeting, the Board, upon the recommendation of the Governance Committee, and with Mr. Morse abstaining, determined to waive this retirement policy with respect to Mr. Morse. In making such determination, the Governance Committee and the Board considered, among other things, the following factors in respect of Mr. Morse:

◦His extensive knowledge of the Company as a longer-tenured director, which the Board views as invaluable as the Company continues to execute on its business strategy and long-term goals.
◦His excellent leadership skills, which help foster a constructive relationship among Directors and between the Board and management.
◦His outstanding contributions to the Board over the course of his tenure, such as in the areas of finance and investment, governance and corporate strategy and growth.
◦His public company and financial expertise stemming from serving on a variety of boards and as a long-time chief financial officer of a public company and a partner with a leading auditing firm, which enable him to provide a unique set of insights that helps him guide the AES Board and provide critical oversight and guidance for management.

•Diverse Pool of Director Nominee Candidates. Our Corporate Governance Guidelines require that qualified women and racially/ethnically diverse individuals are included in the initial pool of candidates from which director nominees are chosen.
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Environmental and Social Highlights
AES has a wide range of initiatives that are designed to improve lives today and support a more sustainable future. We strive to promote positive impact through greener, smarter energy solutions. By working together with all our stakeholders, we aim to empower our people and businesses; improve long-term returns to our investors; and co-create innovative solutions for our customers, partners, and the communities in which we operate.

As of the date hereof, we have received numerous recognitions for our environmental and social practices, some of which are highlighted below:

2024

WORLD'S MOST ETHICAL COMPANIES®™

ETHISPHERE

11-TIME HONOREE

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The Company has a number of environmental and social initiatives described in further detail below.

Environment
Environmental stewardship and leadership are key parts of our business and we aim to develop environmentally responsible energy solutions.

Our environmental policy sets the principles and foundation of our Environmental Management System (EMS), which sets environmental standards to identify, prioritize and manage environmental risks. Our EMS is consistent with the principles of the ISO 14001 Standard, that specifies the requirements for an environmental management system that an organization can use to enhance its environmental performance.

Environmental Policy and Practices	AES’ environmental policy is based on thirteen commitments and ultimately seeks to:
Work towards a smarter, greener energy future and help our industry transition to low-carbon and zero-carbon sources of energy.
Take decisive, measurable actions to both transform our own generation portfolio and help others decarbonize by co-creating innovative energy solutions.
Incorporate our business principles and practices in our culture and in the daily management of our business.

Sustainable Operations
We are committed to lowering our greenhouse gas emissions and accelerating a greener energy future by shifting our portfolio towards less carbon-intensive sources of generation with an emphasis on zero-carbon technologies like wind, solar, and battery storage. We have grown our renewables business significantly in recent years and in 2023, we were awarded contracts for approximately 5.6 GW of renewable power, bringing our backlog of projects, those with signed contracts, but which are not yet in operation to 12.7 GW. We are working toward developing new solutions that are expected to enable other sectors of the economy and our customers to make their operations more sustainable. This approach has led to the co-creation of several first-of-its-kind industry innovations, including agreements to supply 24/7 carbon-free energy for global data center companies. Our unique capabilities in developing tailored energy solutions also enabled us to partner with Air Products and to announce our plans to develop, build, own and operate what is expected to be the largest green hydrogen production facility in the United States. Additionally, our capabilities helped us secure participation in two regional hubs selected by the Department of Energy to develop clean hydrogen.

Social
We strive to develop strong, proactive and consistent relationships with all our stakeholders, including our people, customers, investors, communities, lenders, governments, partners, regulatory agencies and trade associations, among others. Engagement with our stakeholders is necessary for our business to function, both daily and to achieve our short and long-term strategic objectives. The success we have achieved would not be possible without the leadership, motivation, knowledge and skills that our people bring to work every day and the trust-based relationships formed with our stakeholders.

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Safety and Health
Safety is our first value. Conducting safe operations is the cornerstone of our daily activities and decisions. To help keep our people safe, AES has established a Safety Management System (“SMS”) Global Safety Standard that applies to all AES employees, as well as contractors working in AES facilities and construction projects. The SMS requires continuous safety performance monitoring, risk assessment, and performance of periodic integrated environmental, health, and safety audits. The SMS provides a consistent framework for all AES operational businesses and construction projects to set expectations for risk identification and reduction, measure performance, and drive continuous improvements. AES calculates lost time incident (“LTI”) rates for our employees and contractors based on OSHA standards, based on 200,000 labor hours, which equates to 100 workers who work 40 hours per week and 50 weeks per year. In 2023, there was an 82% increase in LTI cases. In 2023, AES’ LTI Rate was 0.120 for AES people, 0.118 for operational contractors, and 0.076 for construction contractors. In 2023, the Company had one contractor work-related fatality.

There is ownership and responsibility for safety at all levels across AES. We aim to put safety first and we measure our successes by how safely we achieve our goals, including by linking a portion of incentive compensation to our safety performance.

Communities Engagement
AES businesses directly engage with local communities and support programs that aim to make communities stronger economically, socially, and environmentally. Working together with our partners and various stakeholders, we tailor our impact programs to respond to the needs and resources of our communities, and deliver long-lasting benefits.

Strong partnerships allow us to work together to develop positive impact programs, lead a responsible energy transition, integrate innovative energy solutions, and create long-term benefits within communities. Partners include government agencies, development agencies, municipalities, non-governmental organizations, customers, universities and technical institutions, business partners, and subcontractors.

Human Rights	We aim to conduct business with the highest level of integrity, ethics and compliance.
The AES Human Rights Policy formalizes our long-standing commitment to uphold and respect human rights.

Talent Management
We have a comprehensive approach to managing our talent and our developing leaders to assist our people in possessing the right skills for today and tomorrow, whether that requires us to build new business models or leverage leading technologies. To empower employees, we provide a range of development programs and opportunities, skills, and resources they need to be successful by focusing on experience and exposure, learning through others, and formal programs. For example, our Global Energy4Talent Trainee Program provides passionate early career professionals with experience and exposure throughout the company. Throughout the two-year program with rotations every six months, trainees are responsible for leading strategic projects developed with the help of an AES mentor and area leaders. This program is designed to encourage new and fresh perspectives that feeds innovation while supporting the sharing of best practices across the organization.

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Global Diversity and Inclusion	At AES, we believe that our individual differences make us stronger. Our Diversity and Inclusion Program complements who we are by reinforcing our values and supporting our mission and strategy.
Our global program aims to:
Create alignment around the importance of diversity, equity and inclusion and promote diversity of thought and respect for all perspectives;
Foster a culture of inclusivity and belonging where people work together to innovate and co-create solutions; and
Develop and deliver programming to advance these efforts.

Our Culture
AES businesses in the following locations are currently certified as a “Great Place to Work” by the Great Place to Work Institute:
•Argentina
•Chile
•Colombia
•Dominican Republic
•El Salvador
•Mexico
•Panama
•Puerto Rico
•United States

In 2023, according to the Great Place to Work Institute, AES ranked fourteenth on the “Best Places to Work” in Latin America; AES Chile, AES Dominicana and AES Servicios América (our shared business service center in Argentina) were ranked as “Great Place to Work for Women”; and AES Servicios América ranked sixth in the “Companies that Care” ranking.

[Remainder of Page Intentionally Left Blank]
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Related Person Policies and Procedures

Our Audit Committee has adopted, in writing, The AES Corporation Policy and Procedures With Respect to Related Person Transactions, which sets forth the procedures for the review, approval, ratification, and oversight of any transaction, arrangement or relationship (including indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which (i) the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and (ii) any Director or Executive Officer of the Company, any Director nominee, any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing person, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest (each, a “Related Person”), had, has, or will have, a direct or indirect material interest, except those transactions, arrangements or relationships that would not be required to be disclosed pursuant to SEC rules after considering the materiality thresholds and exceptions to disclosure set forth in Item 404 of Regulation S-K (a “Related Person Transaction”). Under this policy, prior to entering into, or amending, a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the General Counsel who will assess whether the transaction is a Related Person Transaction. If the General Counsel determines that the proposed transaction is a Related Person Transaction, the details of the transaction will be submitted to the Audit Committee for review and consideration. The Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•the benefits to the Company;
•the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;
•the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an executive officer, partner, or principal;
•the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;
•the terms of the Related Person Transaction;
•the terms available to unrelated third parties or to employees generally;
•any reputational risk the Related Person Transaction may pose to the Company; and
•any other relevant information.
In the event that the General Counsel, in consultation with the CEO, determines that it is not reasonable or practicable for the Company to wait until the next Audit Committee meeting to review a Related Person Transaction, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who will possess delegated authority to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of Related Person Transactions. Any approvals by such member between Audit Committee meetings must be reported to and ratified by the Audit Committee at the next Audit Committee meeting.

In addition, in the event that the Company becomes aware of a Related Person Transaction that has not been the subject of a reasonable prior review and approval or previous ratification under the policy, such transaction will be submitted to the Audit Committee or its delegate as promptly as practicable for consideration. The Audit Committee or its delegate will evaluate all options with respect to the transaction, including, but not limited to, ratification, amendment or termination of the transaction.

If a Related Person Transaction will be ongoing, the Audit Committee will be responsible for overseeing such Related Person Transaction and may establish guidelines for the Company’s management team to follow in its ongoing dealings with the Related Person. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing to evaluate their continued appropriateness.

There were no Related Person Transactions in 2023.

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Communications with the Board or Its Committees
The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Company’s Office of the Corporate Secretary to the Board as a whole, to the non-management Directors, to the Chairman, to individual Directors and/or to the following committees of the Board:

AES Board of Directors, Chair or Individual Directors:	Governance Committee:	Compensation Committee:
AESDirectors@aes.com	NomGovCommitteeChair@aes.com	CompCommitteeChair@aes.com

Financial Audit Committee:	Innovation and Technology Committee:
AuditCommitteeChair@aes.com	InnovationCommitteeChair@aes.com
A member of the Corporate Secretary’s Office will forward to the relevant party all communications that, in his or her judgment, are appropriate for consideration by such party. Examples of communications that would not be considered as appropriate for consideration by the full Board or individual Directors include commercial solicitations, requests for employment and matters not relevant to Stockholders, the functioning of the Board or the affairs of the Company.

Additional Governance Information
Our Corporate Governance Documents

Sixth Restated Certificate of Incorporation	Financial Audit Committee Charter

Amended and Restated By-Laws	Compensation Committee Charter

Corporate Governance Guidelines	Governance Committee Charter

Code of Conduct	Innovation and Technology Committee Charter

Our Corporate Governance Guidelines and Committee Charters have been adopted by the Board. These and our other Corporate Governance documents are available on the Company’s website (https://www.aes.com/investors/governance). Copies of the documents are available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

AES Code of Business Conduct

The Code of Conduct was adopted by the Board and governs the actions of Directors and everyone who works at AES, including employees of AES’ subsidiaries and affiliates. The Code of Conduct is available on the Company’s website (https://www.aes.com/sites/aes.com/files/2023-03/values_guide-eng_web.pdf). A copy of the Code of Conduct is available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA, 22203. If any amendments to, or waivers from, the Code of Conduct are made, we will disclose such amendments or waivers on our website (https://www.aes.com).

References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.
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BOARD AND COMMITTEE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairperson of the Board (“Chair”) and CEO. The Chair of the Board is selected by a majority vote of the members of the Board. If the Chair is independent, he or she will also serve as Lead Independent Director. Jay B. Morse, Jr., an independent director, currently serves as Chairman and Lead Independent Director.

If the Chair is not independent, the Company’s independent Directors will designate one of the independent Directors on the Board who has served for at least one year to serve as the Lead Independent Director. The Lead Independent Director’s duties include calling meetings of the independent directors, approving information and meeting agendas sent to the Board, coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, being available for consultation and direct communication if requested by majority stockholders and facilitating communications among the other members of the Board. We believe this structure, coupled with independent Directors serving as Chairs of each of our Board Committees, provides strong leadership for our Board and independent risk oversight, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders.

Our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and the Chair, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

Director Independence

Our Board currently has eleven independent members. We have four Board Committees, three of which comprise solely independent Directors, with a different independent Director serving as Chair of each such Committee.

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on the (i) Financial Audit Committee, (ii) Compensation Committee, and (iii) Governance Committee pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Financial Audit Committee, the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the NYSE rules, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (directly, or as a partner, Stockholder, or officer of an organization that has a relationship with the Company). The Board makes independence determinations based on all relevant facts and circumstances when assessing the materiality of any relationship between the Company and a Director or a Director’s affiliation with other businesses or entities that have a relationship with the Company.

Our Board undertook an annual review of Director independence in February 2024, considering the criteria for independence set forth in the listing standards of the NYSE and any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or any member of their immediate family (or any entity of which a Director or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might influence the Director’s relationship with AES or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the Director, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that each of our current Directors (Messrs. Anderson, Bhandari, Monié, and Morse, Mses. Davidson, Koeppel, Laulis, Sebastian, and Shaughnessy, and Drs. Khanna and Naím), other than Mr. Gluski, qualifies as independent under the NYSE rules. In addition, our Board had previously determined that Mr. Miller, who served as a Director until April 2023, was independent under the NYSE rules. Mr. Gluski is not considered independent because of his employment with the Company. Our Board also determined that each member of our Audit
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Committee (Mses. Koeppel, Laulis, and Shaughnessy, Mr. Anderson, and Dr. Khanna) qualifies as independent under the independence standards for audit committee members under the Exchange Act.

Director Attendance

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by telephone conference, and Directors are encouraged to attend the Company’s annual meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting.

In 2023, our Board convened 13 times and our Board Committees convened for the number of meetings specified in the chart below. Overall attendance was 96% and no Director attended less than 75% of the aggregate of all meetings of the Board and the Committees on which such Director served (held during the period in which the Director served). Non-management Directors met in executive session after five meetings of the Board in 2023, with Mr. Morse presiding as Chairman and Lead Independent Director. All Directors serving at the time of the 2023 Annual Meeting of Stockholders on April 20, 2023 attended such meeting.

Board Committees

In 2023, the Board maintained four standing Committees:

•Audit Committee
•Compensation Committee;
•Governance Committee; and
•Innovation and Technology Committee.
Each standing committee operates under a written charter that has been approved by the Board. Committee charters are available on our website. The table below shows the Directors who are currently members or chairs of each of the standing Board Committees and the number of meetings each committee held in 2023.

Director	Audit	Compensation	Governance	Innovation and Technology
Gerard M. Anderson(1)(2)	●			●
Inderpal S. Bhandari				●
Janet G. Davidson		●		●
Andrés R. Gluski				●
Tarun Khanna(2)	●		●	Chair
Holly K. Koeppel(1)(2)	Chair		●	●
Julia M. Laulis(1)(2)	●			●
Alain Monié		Chair	●	●
John B. Morse, Jr.(3)
Moisés Naím		●	●	●
Teresa M. Sebastian		●	Chair	●
Maura Shaughnessy(1)(2)	●			●
Number of Meetings in 2023	8	7	8	4

(1) Designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC.
(2) Designated as “financially literate” as required by the NYSE rules.
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(3) Chairman and Lead Independent Director, serves as an ex-officio member of each committee (with no voting authority as to such committees.)

Financial Audit Committee. The primary functions of the Audit Committee are to assist the Board in the oversight of:

•the integrity of the financial statements and internal controls of the Company;
•the qualifications, independence and performance of the Company’s independent auditor;
•the performance of the Company’s internal audit function;
•compliance by the Company with legal and regulatory requirements; and
•the preparation of the audit committee report that SEC rules require to be included in the Company’s annual Proxy Statement.

All members of the Audit Committee are independent within the meaning of the SEC rules and under the listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mses. Koeppel, Laulis, and Shaughnessy, and Mr. Anderson are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member, as described under the Board of Directors - Biographies section of this Proxy Statement.

Compensation Committee. The primary functions of the Compensation Committee are to:

•oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans;
•annually review and approve the CEO’s and other executive officers’ compensation;
•review annually and oversee matters related to human capital management, including, but not limited to, talent acquisition, development, retention, and diversity and inclusion;
•review and approve succession planning for the Company; and
•produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

The Board determined that all Compensation Committee members are independent within the meaning of SEC rules and current listing standards of the NYSE. In addition, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

At the commencement of each year, our CEO assesses his prior performance as well as position-specific goals and objectives for the upcoming year. Our Compensation Committee reviews and assesses his performance against his stated goals and objectives. Based on our CEO’s performance, the Compensation Committee provides an evaluation, approves and recommends that the Board approves the CEO’s compensation.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. In the first quarter of the following year, the CEO performs an assessment of each NEO’s performance against his or her stated goals. The Compensation Committee reviews and approves, and then recommends the Board approves, the compensation recommendations submitted by the CEO as to the other NEOs.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s executive compensation goals or could otherwise be improved. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees, other Board members and/or Officers such power and authority, as the Compensation Committee deems appropriate in accordance with the Compensation Committee Charter and any applicable law, regulation or listing standard. The Compensation Committee has delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the 2003 Long Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law.
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The Compensation Committee directly retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian Compensation Partners, LLC (“Meridian”) is the firm retained by the Compensation Committee for these purposes and is precluded from providing other non-Board related services to AES. The Compensation Committee conducted an assessment to evaluate whether the work performed by Meridian raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. The Compensation Committee has the sole authority to hire and dismiss its consultant. Meridian provided objective input and analysis to the Compensation Committee throughout the year including regarding market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in relation to NEO compensation, please refer to the Role of the Compensation Committee, Independent Consultant and Management section in the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement.

Management regularly obtains market survey data based on comparable companies from Willis Towers Watson. Meridian reviews the market survey data prior to it being shared with the Compensation Committee to confirm the data sources are appropriate for purposes of comparing our NEOs’ compensation to comparable executives at similarly-sized general industry and power industry companies.

The Compensation Committee has instructed the Executive Vice President and Chief Human Resources Officer (“CHRO”) to provide information to the Compensation Committee that is required for developing compensation programs and determining executive compensation. The CHRO works directly with the Compensation Committee’s independent consultant in the preparation of the background material for the Compensation Committee. For further information regarding our executive compensation practices refer to the CD&A section of this Proxy Statement.

The compensation of our Directors is established by the Governance Committee. See Director Compensation in this Proxy Statement for a description of our Governance Committee’s processes and procedures for determining Director compensation.

Governance Committee. The primary functions of the Governance Committee are to:

•identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;
•advise the Board with respect to Board composition, procedures and committees;
•recommend and advise the Board with respect to corporate governance principles applicable to the Company;
•oversee and implement the process for evaluation of the Board;
•review the performance evaluation process implemented by the Compensation Committee for the Company’s Chief Executive Officer and other senior management;
•periodically review and oversee the Company’s programs, policies, and practices designed to achieve its goal to act in a socially responsible way;
•periodically review and oversee the Company’s programs, policies, and practices related to environmental and safety matters, including climate change and employee health and safety; and
•review the Company’s dispute resolution, operations, construction, insurance, regulation, and lobbying matters.
Consistent with the requirements of the Governance Committee Charter, the Board determined that all Governance Committee members are independent within the meaning of the listing standards of the NYSE.

Innovation and Technology Committee. The Innovation and Technology Committee is responsible for:

•overseeing the Company’s efforts to foster growth through innovation;
•evaluating the Company’s efforts to identify and address risks and opportunities in the power industry and adjacent industries arising from emerging or competing technologies, including changes in business conditions or new business models; and
•reviewing technologies and innovations deployed or contemplated by the Company for use in the power industry and adjacent industries.
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Board’s Role in Risk Management

Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees. The Board provides oversight over the risk management practices implemented by Management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. If the oversight of a specific area of risk has been delegated to a Committee, the full Board receives reports from the Committee Chairs at each regularly-scheduled full Board meeting. The full Board may assume oversight over a particular risk, when appropriate. The Board’s and each Committee’s reviews of their respective areas of risk oversight responsibilities occur principally through regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management as outlined below.

The Board believes that its leadership structure, along with its Committee structure, allows the Board to oversee enterprise risks at an appropriate and effective level.

Risk Management Oversight Structure

Responsible Party	Area of Risk Oversight
All operational, financial, strategic, brand and reputational matters.
Financial performance and outlook.
Board	Currency, commodity, hydrology, and interest rate hedging and related matters.

Periodic review and oversight of the Company’s risk management and strategy related to its cybersecurity programs, policies, and practices, including (i) the Company’s processes for assessing, identifying, managing, and mitigating material risks from cybersecurity threats and emerging cybersecurity developments and threats; (ii) whether any risks from cybersecurity threats have materially affected or are reasonably likely to materially affect the Company; (iii) the expertise of members of management with respect to assessing and managing risks from cybersecurity threats; and (iv) the Company’s disclosure controls and procedures with respect to material cybersecurity threats and incidents.

The integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function).
Audit Committee	The performance of the Independent Auditor.
The effectiveness of the Company’s Ethics and Compliance Program.
Major financial risk exposures and the steps management has taken to monitor and control such exposures.

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Governance Committee	Environmental and safety programs, policies, and practices related to climate change, and employee health and safety.

Significant issues affecting the operations of the subsidiaries of the Company, including, but not limited to, the performance of generation, utility, and distribution businesses, efficiency at subsidiaries’ plants, and tariffs.

Social responsibility matters related to business conduct, public policy, human rights, charitable organizations, and community affairs and relations.
Significant pending or threatened litigation, arbitration or other disputes and government investigations, examinations, inquiries, demands, or proceedings, or any other significant claim or complaint alleging that the Company is not in compliance with applicable laws, regulations or industry standards.

The construction and execution of major projects, such as new power plant development and transmission, distribution, infrastructure, and liquefied natural gas-related projects.

Compensation Committee	Compensation practices, including practices related to hiring and retention, succession planning, and training of employees.
Human capital management, including talent acquisition, development, retention, and diversity and inclusion.

Innovation and Technology Committee	Technologies and innovations used by the Company and emerging or competing technology developments.

Board and Committee Evaluations

The Company recognizes that a strong and constructive evaluation process is essential to good corporate governance and Board effectiveness. Through the Company’s evaluation process, Directors provide feedback and assess Board, Committee and individual Director performance. The process is managed by the Office of the Corporate Secretary with oversight by the Governance Committee. Our annual evaluation process is focused on three areas: (1) the Board, (2) Board Committees, and (3) individual Directors. The Governance Committee annually reviews the format of the evaluation process, including whether to utilize a third-party facilitator. In 2023, the evaluation process was conducted by the Chairman of the Board and Chair of the Governance Committee. In addition to participation in a full Board evaluation, each Committee completes an annual evaluation to identify any potential modifications to the Committee. Following the completion of the annual evaluation, the Board decided to adjust agenda and discussion items to enhance the productivity and impact of meetings.

Director Characteristics and Succession Planning

The Board’s succession planning uses a framework that:
•defines and assesses culture and dynamics;
•enhances annual assessments of the Board and individual Directors; and
•establishes a multi-year view of the Board’s refreshment rotation and recruitment strategy to strategically plan for Board openings.
As part of the Board evaluation discussed above, the Board assesses the attributes, competencies and experiences required in light of the Company’s strategy, changing business needs, and the future of the business. The performance and skills assessments are a fundamental element of the Board’s multi-year succession planning. Nominees for director are selected on the basis of, among other things, knowledge, experience, skills, diversity, expertise, integrity, ability to make independent analytical inquiries, understanding of the Company’s strategies and global business environment and willingness to devote adequate time and effort to Board responsibilities. The Governance Committee does not have specific minimum qualifications that must be met for a prospective Director candidate to be considered as a Director
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nominee, however, the Board measures the qualification of potential candidates against the leadership attributes, competencies and experiences described below. Candidates for nomination to the Board may be suggested by current Directors, Management, Stockholders, or a third-party search firm engaged to assist with Director recruitment. In the case of a third-party search firm, the Governance Committee will pay a fee for such a firm to assist it in the recruitment and identification of potential candidates for the Board. The Governance Committee generally provides the search firm with guidance as to the attributes, competencies and experiences that the Governance Committee is seeking in potential candidates, and the search firm identifies candidates for the Governance Committee’s consideration. Messrs. Anderson and Bhandari, who were elected to our Board in July 2023 and January 2024, respectively, were both identified as Director candidates by a third-party search firm and each of their appointments was considered and approved by the Governance Committee and the Board. The Governance Committee and the Board considered Mr. Anderson’s self-identified characteristics and his extensive experience in the energy sector and leadership positions, among many attributes, and concluded that he would contribute positively to the Board’s mix of attributes, competencies and experiences. The Governance Committee and the Board considered Mr. Bhandari’s self-identified characteristics and his extensive experience in data analytics and technology, among many other attributes, and concluded that he would contribute positively to the Board’s mix of attributes, competencies and experiences.

When identifying candidates for Board membership, the Governance Committee includes, and requests any search firm it engages to include, qualified women and racially/ethnically diverse individuals in the initial pool of potential director candidates for the Board. The Governance Committee and the Board assess the effectiveness of this policy in promoting a diverse Board as part of their regular review of the Company’s governance practices, through the annual Board and Committee evaluation processes, and by monitoring changes in the Board’s composition and diversity mix along a variety of dimensions over time.

Additionally, when considering director nominees, including incumbent directors eligible for re-election, nominees to fill vacancies on the Board, and nominees recommended by Stockholders, the Governance Committee generally measures the candidates against a set of nine leadership attributes, competencies and experiences. These characteristics are grouped and summarized below:

•Energy Sector Experience: Experience in the energy sector, particularly power and utilities, and the energy transition, and in working with the customers, counterparties, investors, regulators and stakeholders that help shape the energy sector.

•Finance and Investment: Finance and investment experience, including financial strategies and partnerships, capital allocation decision-making, debt and equity capital raising, recourse and non-recourse borrowing strategies, complex financial and capital management, and public company reporting issues.

•Strategy and Growth: Experience in formulating and executing corporate strategies and fostering growth and development and identifying risks and opportunities that guide strategic decision-making strategy.

•Technology and Cybersecurity: Technology experience, including implementing business transformations and improvements through new technology deployment and digital initiatives, and experience in the design, implementation or oversight of cybersecurity policies and related security risk mitigation measures.

•Senior Business Operations: Senior executive-level experience in a public company or large business, including significant management responsibility over people, functions, operations and/or profit and loss centers.

•Global Business/International Affairs: Global professional experience, including working closely with businesses and organizations across multiple countries, and familiarity with diverse business environments, cultures and economic conditions. Understanding of geopolitics and fundamental drivers of economic and political developments across countries and markets that impact businesses.

•Public Policy and Regulatory: Expertise in public policy creation and implementation, including as a senior government official, academic, consultant or other capacity, involved in shaping public policies, and/or expertise in regulatory matters and corporate compliance.

•Sustainability and Governance: Corporate governance and sustainability experience, including board and management accountability for policies to enhance corporate social responsibility and strengthen stakeholder relations. Experience in environmental matters, community affairs, and/or talent management.

•Innovation and Customer Solutions: Experience in applying innovation to foster business growth and transformation. Experience in the design, implementation or oversight of new products and solutions tailored to
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the evolving needs of customers, including customer centricity and application of data analytics in creating and marketing customer solutions.

The Governance Committee identifies Directors to recommend to the Board for election by the Stockholders and to fill vacancies between Stockholder meetings. The Governance Committee makes a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If a consensus is reached that a candidate would likely contribute positively to the Board’s mix of skills and experiences, the Governance Committee conducts interviews with the candidate and may invite other Board members or members of Management to interview the candidate to assess the candidate’s overall qualifications. The Governance Committee considers the candidate against the criteria adopted in light of the Board’s then current composition and the needs of the Board and its Committees and makes a recommendation to the Board as to whether the candidate should be nominated for election. This process is the same for all candidates, including Director candidates identified by Stockholders, and was followed with respect to Messrs. Anderson and Bhandari.

The tables below summarize the number of director nominees having the following key skills, experience and attributes. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. Further information on each director nominee, including their relevant experience, qualifications, attributes or competencies is set forth in the Director biographies beginning on page 26 of this Proxy Statement.

Director Characteristics

5
5
11
2
8
6
6
6
3
Energy Sector Experience
Finance and Investment
Corporate Strategy and Growth
Technology and Cybersecurity
Senior Business Operations
Global Business/ International Affairs
Public Policy and Regulatory
Sustainability and Governance
Innovation and Customer Solutions

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Anderson	Bhandari	Davidson	Gluski	Koeppel	Laulis	Monie	Morse	Naim	Sebastian	Shaughnessy
Background											
Tenure / Age / Gender[1]											
Tenure on the Board	1	1	5	13	9	4	7	16[3]	11	3	3
Age	65	64	67	66	65	61	73	77	71	66	62
Gender	M	M	F	M	F	F	M	M	M	F	F
Race / Ethnicity / Nationality[2]											
African American/Black										●	
Asian/South Asian		●									
White/Caucasian	●		●		●	●	●	●			●
Hispanic/Latino				●					●		
Native American											
Born Outside of the U.S.				●			●		●

1 Tenure, for the purposes of this chart, is calculated based on service at any point during a board cycle and may include partial years of service.
2 Diversity characteristics based on information self-identified by each Director to the Company.
3 Mr. Morse joined the Board in December 2009, and has served 15 full Board years.

Director Nominations by Stockholders

The Governance Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203, and providing the information and following the additional procedures set forth in our By-Laws. See Questions and Answers Regarding the Proxy Statement and Annual Meeting for more information.
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Board of Directors - Biographies

The Board has nominated eleven Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2025. Tarun Khanna, who has served as a member of the Board since 2009, is not standing for re-election at the Annual Meeting and will retire from the Board immediately upon the conclusion of the Annual Meeting. The Nominees’ biographies describe aspects of each candidate’s qualifications, relevant experience and committee service.

	Qualifications	Committee Membership
	Energy Sector Experience	Financial Audit Committee
	Strategy and Growth	Innovation and Technology Committee
Senior Business Operations
Public Policy and Regulatory

Gerard M. Anderson	Career Highlights
Executive Chairman of DTE Energy Company, a diversified energy company (2019-2022) (retired)
Chairman of DTE Energy Company (2011-2019)
Chief Executive Officer of DTE Energy Company (2010-2019)
Independent Director since: July 2023	President of DTE Energy Company (2004-2013)
Chief Operating Officer of DTE Energy Company (2005-2010)
Various other positions held at DTE Energy Company (1993-2004)
Senior Consultant, McKinsey & Co. (1988-1993)

Age: 65	Other Public Directorships
	Current	Past Five Years
	The Andersons, Inc. (2008-present)	DTE Energy Company (2009-2022)
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	Qualifications	Committee Membership
	Technology and Cybersecurity	Innovation and Technology Committee
Innovation and Customer Solutions
Senior Business Operations

Inderpal S. Bhandari	Career Highlights
Global Chief Data Officer of International Business Machines Corporation (IBM) (2015-2023) (retired)
Distinguished Executive in Residence of Carnegie Mellon University (2023-present)
CDataO Program Advisory Board Chair and Strategic Advisor of Carnegie Mellon University, a private global research university (2021-2023)
Senior Vice President and Chief Data Officer of Cambia Health Solutions, Inc., a regional health plan provider and healthcare investment firm (2014-2015)
Independent Director since: January 2024	Vice President, Knowledge Solutions and Chief Data Officer of Express Scripts Inc., a pharmacy benefit management and pharmacy services company (acquired by The Cigna Group in 2018) (2012-2014)

Chief Data Officer and Vice President, Health Data and Analytics of Medco Health Solutions, Inc., a pharmacy benefit management and pharmacy services company (acquired by Express Scripts Holding Company in 2012; now The Cigna Group)
(2006-2012)

Founder and Chairman of Virtual Gold (1997-present)

Age: 64	Other Public Directorships
	Current	Past Five Years
Walgreens Boots Alliance, Inc. (2022-present)

2024 Proxy Statement | 27

	Qualifications	Committee Membership
	Technology and Cybersecurity	Compensation Committee
	Innovation and Customer Solutions	Innovation and Technology Committee
Strategy and Growth

Janet G. Davidson	Career Highlights
Executive Vice President, Quality & Customer Care of Alcatel Lucent, a communications and infrastructure solutions company (2008-2011) (retired)
Chief Compliance Officer of Alcatel Lucent (2006-2008)
Independent Director since: February 2019	Chief Strategy Officer of Alcatel Lucent (2005-2006)
Group President Internetworking System of Alcatel Lucent (2001-2005)
Various other positions held at Alcatel Lucent (formerly Bell Laboratories, Lucent Technology) (1979-2011)

Age: 67	Other Public Directorships
	Current	Past Five Years
	STMicroelectronics, N.V. (2013-present)	Millicom International Cellular (2016-2020)

	Qualifications	Committee Membership
	Energy Sector Experience	Innovation and Technology Committee
Strategy and Growth
Senior Business Operations
Global Business/International Affairs

Andrés R. Gluski	Career Highlights
President and CEO of The AES Corporation (2011-present)
Chairman of Council of the Americas, an organization promoting free trade and open markets throughout the Americas (2015-present)
Director since: September 2011	Executive Vice President and Chief Operating Officer of The AES Corporation (2007-2011)
Other various senior roles at AES, including Regional President of Latin America and Senior Vice President for the Caribbean and Central America (2000-2007)

Age: 66	Other Public Directorships
	Current	Past Five Years
	Waste Management, Inc. (2015-present)	AES Andes S.A. (2006-2020)

2024 Proxy Statement | 28

	Qualifications	Committee Membership
	Energy Sector Experience	Financial Audit Committee, Chair
	Finance and Investment	Governance Committee
	Strategy and Growth	Innovation and Technology Committee
Senior Business Operations

Holly K. Koeppel	Career Highlights
Managing Director and Co-Head of Corsair Infrastructure Management, a private equity firm (2015-2017) (retired)
Partner and Global Head of Citi Infrastructure Investors (2010-2015)
Independent Director since: April 2015	Executive Vice President & Chief Financial Officer for American Electric Power (AEP) (2006-2009)
Various executive positions at AEP (2000-2006)

Other Public Directorships
	Current	Past Five Years
Age: 65	British American Tobacco p.l.c. (2017-present)	Vesuvius Plc (2017-2021)
Arch Resources, Inc. (2019-present)
Flutter Entertainment plc (2021-present)

	Qualifications	Committee Membership
	Strategy and Growth	Financial Audit Committee
	Senior Business Operations	Innovation and Technology Committee
Public Policy and Regulatory

Julia M. Laulis	Career Highlights
Chair of the Board of Cable One, Inc., a broadband telecommunications provider (2018-present)
Director, President and CEO of Cable One, Inc. (2017-present)
Director of C-SPAN, a cable and satellite television network (2017-present)
Independent Director since: April 2020	President (from 2015) and Chief Operating Officer of Cable One, Inc. (2012-2017)
Various other positions of Cable One, Inc. (1999-2012)
Various management positions for Jones Communications

Age: 61	Other Public Directorships
	Current	Past Five Years
	Cable One, Inc. (2017-present)	None

2024 Proxy Statement | 29

	Qualifications	Committee Membership
	Strategy and Growth	Compensation Committee, Chair
	Senior Business Operations	Governance Committee
	Global Business/International Affairs	Innovation and Technology Committee

Alain Monié	Career Highlights
Executive Chairman of Ingram Micro Inc., an information technology products and services company (2022-present)
CEO of Ingram Micro Inc. (2012-2022)
Independent Director since: July 2017	CEO of Asia Pacific Resources International Limited (2010-2012)
President and COO of Ingram Micro Inc. (2007-2010)
President of the Asia Pacific region for Ingram Micro Inc. (2004-2007)
President of Latin America and head of Industrial and Building Automation for Honeywell (2000-2002)
Various roles for AlliedSignal Inc. and Sogitec Inc.

Age: 73	Other Public Directorships
	Current	Past Five Years
	None	Expeditors International of Washington, Inc. (2017-2020)

	Qualifications	Committee Membership
	Finance and Investment	As Chair of the Board and Lead Independent Director, Mr. Morse serves as an ex-officio member of each committee (with no voting authority as to such committees)
Strategy and Growth
Senior Business Operations

John B. Morse, Jr.	Career Highlights
Senior Vice President, Finance and Chief Financial Officer of the Washington Post Company, a diversified education and media company (1989-2008) (retired)
Independent Director since: December 2008	Partner at Price Waterhouse (now PricewaterhouseCoopers) (1972-1989)

Other Public Directorships
Age: 77	Current	Past Five Years
	None	Host Hotels & Resorts, Inc. (2003-2022)

2024 Proxy Statement | 30

	Qualifications	Committee Membership
	Global Business/International Affairs	Compensation Committee
	Public Policy and Regulatory	Governance Committee
	Sustainability and Governance	Innovation and Technology Committee

Moisés Naím	Career Highlights
Distinguished Fellow of the Carnegie Endowment for International Peace, a nonpartisan international affairs think tank (2010-present)
Host and Producer of Efecto Naím, a Spanish language news and analysis weekly program (2011-present)
Independent Director since: April 2013	Chief International Columnist for El País and La Repubblica (2003-present)
Editor in Chief of Foreign Policy magazine (first at The Carnegie Endowment for International Peace and then at The Washington Post) (1996-2010)
Venezuela’s Minister of Industry and Trade and Director of Venezuela’s Central Bank (1989-1990)

Age: 71	Other Public Directorships
	Current	Past Five Years
	None	Fomento Económico Mexicano, S.A.B. de C.V. (2011-2020)

	Qualifications	Committee Membership
	Finance and Investment	Compensation Committee
	Sustainability and Governance	Governance Committee, Chair
	Strategy and Growth	Innovation and Technology Committee

Teresa M. Sebastian	Career Highlights
President and CEO of The Dominion Asset Group, an angel investment and venture capital firm (2015-present)
Director of Peckham Industries, Inc., a construction and materials partner (2023-present)
Adjunct Professor for Accounting & Enterprise Risk Management, Vanderbilt Law School (2017-present)
Independent Director since: January 2021	Adjunct Professor for Governance & Compliance & Enterprise Risk Management at the University of Michigan Law School (2016-present)
Senior Vice President, General Counsel & Corporate Secretary, Darden Restaurants, Inc. (2010-2015)
Vice President of Veyance Technologies, Inc. (2008-2010)
Various legal and finance positions with banks and energy companies (1989-2007)

Age: 66	Other Public Directorships
	Current	Past Five Years
	Kaiser Aluminum Corporation (2019-present)	Terminix Global Holdings, Inc. (2021-2022)

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	Qualifications	Committee Membership
	Finance and Investment	Financial Audit Committee
	Energy Sector Experience	Innovation and Technology Committee
Global Business/International Affairs

Maura Shaughnessy	Career Highlights
Portfolio Manager of MFS Utilities Fund, a mutual fund (1992-2019) (retired)
Diversified Global Fund Manager for MFS Investment Management (1994-2002)
Equity Analyst for MFS Investment Management (1991-1994)
Independent Director since: July 2021	Equity Research Analyst for Harvard Management Company (1987-1991)
Research Assistant at the Board of Governors of the Federal Reserve (1983-1985)

Age: 62	Other Public Directorships
	Current	Past Five Years
	None	None
2024 Proxy Statement | 32

DIRECTOR COMPENSATION

Director Compensation Program

The Governance Committee reviews, no less frequently than every two years, the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles and how such compensation relates to director compensation of companies of comparable size, operating in a comparable industry and/or with equivalent complexity. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. Any proposed changes to the Director compensation program are recommended by the Governance Committee to the Board for consideration and approval.

Independent Committee Consultant

The Governance Committee retained Meridian to assist with its review of Director compensation practices for 2023. Meridian reports directly to the Governance Committee and the Governance Committee can replace Meridian as to Director compensation matters or hire additional consultants at any time.

The scope of Meridian’s engagement regarding Director compensation in 2023 included:

•comparing how Director compensation relates and compares to that of similarly-sized general industry and power companies;
•reviewing the elements of Director compensation (e.g., annual retainers, committee compensation and deferred compensation grants);
•evaluating the mix of cash compensation and equity/deferred compensation that makes up total Director compensation; and
•providing an evaluation of the Director compensation program design, including alternative recommendations for consideration.

Director Compensation for 2023

The Board reviews the Board compensation structure on an annual basis.

Board compensation is intended to meet the following goals:

•promote the recruitment of talented and experienced Directors to the AES Board;
•compensate outside Directors for the workload inherent in a public board Director position; and
•retain a strong financial incentive for Directors to maintain and promote the long-term health and viability of the Company.

The Governance Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors, as described above.

Annual Retainer. For 2023, Directors elected at the annual meeting of Stockholders received an annual retainer of $100,000. Directors may elect to take the annual retainer in cash or deferred stock units. The Board also determined that the Chairman would receive compensation at an amount equal to 1.62 times the 2023 annual retainer of other AES Board members, and that such amount would be inclusive of all Board responsibilities.

2024 Proxy Statement | 33

Committee Compensation. Committee chairpersons received compensation for their Committee service as outlined below.

Financial Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Governance Committee Chair	$20,000
Innovation and Technology Committee Chair	$20,000

Deferred Incentive Compensation Grant. Directors received an annual Deferred Incentive Compensation Grant valued at $175,000 in the form of deferred stock units, which are fully vested at the time of grant and are generally paid following termination of service on the Board. The Board also determined that the Chairman of the Board would receive such a grant in an amount equal to 1.74 times the Deferred Incentive Compensation Grant of other AES Board members.

New Directors. Newly elected Directors receive an initial grant consisting of deferred stock units valued at $40,000 and Annual Retainers and a Deferred Incentive Compensation Grant pro-rated for the service provided until the next annual meeting of Stockholders.

Non-Employee Director Stock Ownership Guidelines. The Board adopted stock ownership guidelines for Directors that provide for non-employee Directors to accumulate and maintain equity ownership in AES having a value of no less than five times the annual retainer within five years of the date of the Director’s appointment to the Board. All stock and equity interests of a Director are taken into consideration for purposes of considering compliance with the policy, including Director deferred stock units. All Directors have attained the stock ownership guidelines or are on track to attain the stock ownership guidelines within the five year period.

Director Compensation (2023)*
The following table contains information concerning the compensation of our Directors during 2023.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total
Gerard M. Anderson(5)	$75,616	$172,329	$0	$247,945
Janet G. Davidson	$100,000	$175,000	$0	$275,000
Tarun Khanna Chair—Innovation and Technology Committee	$120,000	$175,000	$0	$295,000
Holly K. Koeppel Chair—Financial Audit Committee	$125,000	$175,000	$0	$300,000
Julia M. Laulis	$100,000	$175,000	$0	$275,000
James H. Miller(6)	$0	$0	$0	$0
Alain Monié Chair—Compensation Committee	$120,000	$175,000	$0	$295,000
John B. Morse, Jr. Chairman, Lead Independent Director	$161,500	$304,000	$0	$465,500
Moisés Naím	$100,000	$175,000	$0	$275,000
Teresa M. Sebastian Chair—Governance Committee	$120,000	$175,000	$0	$295,000
Maura Shaughnessy	$100,000	$175,000	$0	$275,000

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* Table excludes the Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation columns, which are not applicable.

NOTES:
(1)    Mr. Gluski, our President and CEO, is also a member of our Board. His compensation is reported in the Summary Compensation Table (2023, 2022 and 2021) and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, Management Directors do not receive any additional compensation in connection with service on the Board.
Mr. Bhandari joined our Board in January 2024. He did not earn any compensation for Board service in 2023.

(2)    Directors elected at the 2023 Annual Meeting of Stockholders received a $100,000 annual retainer (and in the case of the Chairman, $161,500) and may elect to defer any portion of the annual retainer in the form of deferred stock units. Similarly, Directors may also elect to defer Committee Chair fees in the form of deferred stock units.

     The elective deferral amounts in 2023 were as follows:

	Annual Elective Retainer Deferred	Committee Chair Retainer Deferred
Gerard M. Anderson	$0	N/A
Janet G. Davidson	$40,000	N/A
Tarun Khanna	$35,000	$20,000
Holly K. Koeppel	$0	$0
Julia M. Laulis	$100,000	N/A
Alain Monié	$0	$0
John B. Morse, Jr.	$0	N/A
Moisés Naím	$100,000	N/A
Teresa Sebastian	$0	$0
Maura Shaughnessy	$100,000	N/A

(3)    This column includes the aggregate grant date fair value of the annual Deferred Incentive Compensation Grant granted in 2023. For Mr. Anderson, this column also includes a new director initial grant of deferred stock units with a value of $40,000. The aggregate grant date fair values were computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”), disregarding any estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the deferred stock unit awards is based on the closing market price per share of our common stock on the grant date.

As of December 31, 2023, Directors had the following total number of deferred stock units credited to their accounts under the 2003 Long Term Compensation Plan: Gerard M. Anderson - 8,060; Janet G. Davidson - 57,487; Tarun Khanna - 255,211; Holly K. Koeppel - 151,727; Julia M. Laulis - 56,294; James H. Miller - 0; Alain Monié - 93,750; John B. Morse, Jr. - 339,562; Moisés Naím - 180,027; Teresa M. Sebastian - 23,581; and Maura Shaughnessy - 32,451.

(4) No stock option grants were made in in 2023. As of December 31, 2023, Directors held the following total number of options: Tarun Khanna - 20,000 and Alain Monié - 99,051.

(5) Mr. Anderson joined our Board effective July 17, 2023.

(6) Mr. Miller’s term ended on April 20, 2023. He did not receive compensation for the 2023-2024 Board Year.
2024 Proxy Statement | 35

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Our Executive Compensation Process

The CD&A includes compensation details for our Named Executive Officers (NEOs):

Andrés Gluski	Stephen Coughlin	Juan Ignacio Rubiolo	Bernerd Da Santos	Letitia (Tish) Mendoza

President & Chief Executive Officer (“CEO”)	Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)	EVP & President, Energy Infrastructure	EVP & President, Renewables	EVP & Chief Human Resources Officer (“CHRO”)

Executive Summary

2023 was a strong year despite global macroeconomic challenges. We continued to maintain full investment grade credit ratings and advance towards our goal of becoming a global leader in renewables and clean technologies. We also delivered on our financial goals, specifically Adjusted Earnings Per Share (“EPS”), Adjusted EBITDA, and Parent Free Cash Flow (“Parent FCF”). These results flow from our focused strategy and the commitment of our people. The Company’s compensation philosophy remains unchanged and the compensation earned by our NEOs demonstrates alignment between our executive compensation program design and value creation to Stockholders. In summary:
•AES’ philosophy is to target total compensation opportunities for executive officers within a competitive range of the 50th percentile of companies similar in revenue size and scope of operations.
•On average, 76% of the NEOs’ target compensation is variable and “at risk”, whereby realized compensation will vary from target compensation based on AES’ performance against its target goals and the performance of AES’ stock.
•Annual incentive plan payouts were above the target opportunity based on actual performance, including our strong financial results, and continued over-achievement vs. our growth targets.
•Total Stockholder Return (“TSR”) during the three-year performance period (2021-2023) resulted in below target performance. As a result, and consistent with our pay for performance philosophy, the performance cash units (“PCUs”) with the TSR metrics did not payout in 2023, as AES was positioned below the 30th percentile for each of the indices that it compares itself against.
•Despite the share price performance, the fundamentals of the business remain strong as is reflected by both our Adjusted EPS and Parent FCF annual incentive plan results. The performance of Adjusted EPS and Parent FCF, in addition to the performance of our other incentive plan metrics, resulted in an annual short-term incentive payout at 127%. Our actual 2023 performance was 6 cents above the midpoint for the Adjusted EPS incentive measure and $28 million above the midpoint for the Parent FCF incentive measure. The charts below outline the cumulative average for Adjusted EPS and Parent FCF for the last three years. See Appendix A for a reconciliation of Adjusted EPS and Parent FCF.
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•The Compensation Committee continues to align pay practices with Stockholder interests.

What AES Does	What AES Doesn’t Do
Pay-for-Performance Alignment - Annual review of AES’ Total Stockholder Return performance and its impact on realizable pay to confirm actual results are aligned to performance payouts	No “Single-Trigger” Vesting of Equity Awards with a Change in Control - All unvested, outstanding and future awards contain a “double-trigger” provision
Target Total Compensation at Approximately the 50th Percentile - Based on similarly-sized companies’ target total compensation within a competitive range of the size-adjusted 50th percentile	No Special Retirement Benefit Formulas for NEOs - Our non-qualified retirement plan restores benefits capped under our broad-based plan due to statutory limits
Heavy Weight on Performance Compensation - Majority of compensation is paid through annual incentive and long-term compensation plans	No Hedging or Pledging - Maintain a policy that prohibits all AES employees (including Officers) and Directors of AES from engaging in hedging activities or pledging AES stock
Stock Ownership Guidelines - Maintain market-competitive guidelines to align NEO and Stockholder interests	No Change-In-Control Excise Tax Gross-Ups
Change-In-Control Severance - Our plan is competitive with market practice and all benefits are conditioned upon a “double-trigger” acceleration provision	No Perquisites - No perquisites are provided to any NEOs, except for international relocation-related benefits
Clawback Policy - We maintain a clawback policy that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former executive officer in the event of an accounting restatement
No Backdating or Option Repricings
Independent Consultant Retained by the Compensation Committee - Provides no other services to AES, other than Board services	No Payment of Dividends or Dividend Equivalents on Equity Awards Unless Earned and/or Vested
Severance Policy - We maintain an executive officer Severance Policy that generally limits severance payments to our executive officers, without stockholder ratification, to 2.99 times base salary plus target incentive bonus

•AES directly links a portion of compensation to environmental and social metrics. AES’ 2023 Performance Incentive Plan included a goal weighted at 25% to achieve growth in renewable energy generation. In addition,
2024 Proxy Statement | 37

since 2021, AES granted Restricted Stock Units (“RSUs”) with modifiers for environmental and social performance conditions (RSUs are 20% of the long-term compensation mix).
•At the 2023 Annual Meeting, AES received over 96% support for its NEO compensation based on the shares voted in favor of the 2023 Say on Pay proposal. The Compensation Committee viewed the level of support for our executive compensation programs as an indication that no significant changes to our programs were warranted.

AES’ compensation plans and practices for our NEOs align with Company performance and Stockholder value creation. Any non-GAAP measures discussed in this CD&A are reconciled to the nearest GAAP financial measure which can be found in “Appendix A: Non-GAAP Measures.”

Our Executive Compensation Philosophy

Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data specific to our revenue size and scope of operations. We design our incentive plans to pay for performance with additional compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by an NEO will depend on our actual performance.

In applying this philosophy, survey data is used to assess the impact of any changes on the competitiveness of target total compensation opportunities relative to the 50th percentile range. Our use of survey data is described further in the section titled “How We Use Survey Data in our Executive Compensation Process.”

The Compensation Committee considers additional factors in making its decisions on each NEO’s target total compensation opportunity. The specific factors include:
•An individual’s experience and expertise;
•Position and scope of responsibilities;
•An individual’s future prospects with the Company; and
•The new target total compensation and the survey data.

In making its decisions, the Compensation Committee does not apply formulaic weighting to any of the above factors.

Role of the Compensation Committee, Independent Compensation Consultant, and Management

	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Provide overall oversight of the Company’s compensation and benefit plans, including plans in which the NEOs participate	●
Annually review NEO compensation and, if appropriate, propose changes to target total compensation for Board of Directors’ approval	●
Approve performance goals for annual and long-term incentive plans within the first three months of the performance period	●
Based on an assessment of performance against pre-set goals, approve payouts to NEOs under incentive plans and propose for Board of Directors’ approval	●
Participate in all Compensation Committee meetings	●	●	●
Participate in executive sessions of the Compensation Committee	●	As requested
Prepare and summarize detailed information on the Company’s performance and, as applicable, performance of individual executives			●
2024 Proxy Statement | 38

	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Prepare and provide (in advance whenever possible) additional materials regarding our executive compensation plans for review and discussion by the Compensation Committee in its meetings			●
Based on business strategy, propose any changes to incentive plan designs			●
With the Compensation Committee’s knowledge, provide background information to the independent consultant required for the consultant to carry out its duties			●
Update the Compensation Committee on market trends, regulatory matters and governance best practices related to executive compensation		●
Review and provide the Compensation Committee with feedback on market competitiveness of any changes to target total compensation proposed by management		●
Review and provide the Compensation Committee with feedback on incentive plan changes proposed by management		●

In 2023, the Compensation Committee retained Meridian Compensation Partners (“Meridian”) to serve as its Independent Compensation Consultant. The Compensation Committee has reviewed the independence of Meridian as required by the NYSE rules that relate to the engagement of its advisors. The Compensation Committee, after taking into consideration all relevant factors, determined Meridian to be independent. Other than services provided to the Compensation Committee and Governance Committee, Meridian did not provide any other services to AES in 2023.
How We Use Survey Data in our Executive Compensation Process

At the time the Compensation Committee decides target total compensation opportunities, it reviews survey data from Willis Towers Watson (“WTW”). The data enables the Compensation Committee to compare compensation for our NEOs to executives at similarly-sized companies in comparable positions to our NEOs. The Company has a significant international presence, an organizational model that deviates from the traditional domestic utility sector, and an embedded level of complexity due to our strong and growing renewables business. In order to address our unique position, AES reviews a blend of general industry and energy databases, each weighted at 50%, for our NEOs’ compensation. Specifically, in 2023, the Compensation Committee reviewed the following survey data:

•The U.S. General Industry Database, which consist of other companies with international operations
•The U.S. Energy Industry Database, which consist primarily of power generation and distribution companies
The Compensation Committee views the WTW survey data as an appropriate benchmark of compensation practices and levels of similarly-sized companies, including companies with international operations against whom we compete for talent.

From the survey data, regression analysis is then used to predict the compensation paid by those companies most similar to AES in size. At the time of the analysis, we used our 2023 revenue estimate of approximately $12 billion. We use revenue because executive target total compensation more closely correlates with revenue than any other size indicator, in both general industry and the energy industry. Compensation decisions take into account the operational knowledge required of the NEO’s position, and the international scope of their roles.

2024 Proxy Statement | 39

Overview of AES Total Compensation

Elements of Compensation

The following table presents each element of compensation and explains the objective of each element, what the element is designed to reward, and why we choose to pay each element.

Objective	What It Rewards	Why We Pay
Base Salary
Provide fixed cash compensation that reflects the individual’s experience, responsibility and expertise	Accomplishment of daily job responsibilities, taking into account individual performance and retention considerations	To maintain market competitiveness and attract and retain our NEOs
Performance Incentive Plan (AES’ Annual Incentive Plan)
Provide performance-based, short-term cash compensation relative to the achievement of pre-set objectives, and performance, based on a payout range of 0-200%	Achievement of specific defined performance thresholds related to safety, financial, and strategic objectives	A direct incentive to achieve the Company's objectives for the year
Long-Term Compensation (LTC)
Provide awards that align the interests of our executives with those of our Stockholders to achieve long-term goals	Share price growth, and attainment of long-term financial goals	Directly links NEOs’ interests with those of Stockholders and AES’ long-term financial performance
Retirement and Health and Welfare Benefits
Provide retirement and health and welfare benefits that are comparable to those provided to our broad-based U.S. employee population	Promote healthiness and financial readiness for retirement	Market competitiveness

2024 Proxy Statement | 40

Compensation Mix

The Company does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation. The charts below indicate the mix of fixed and variable compensation for our CEO and the average for all other NEOs.

Our CEO’s compensation is higher and more performance-based than the compensation paid to our other NEOs largely due to the scope of the position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ short and long-term performance. The CEO’s value and mix are consistent with the survey data.

In making compensation decisions, the Compensation Committee does not explicitly consider prior years’ awards or current equity holdings. The Compensation Committee does, however, on an ongoing basis confirm it has a detailed understanding of how its decisions on individual compensation elements affect other compensation elements and total compensation. The Committee reviews:
•Year-over-year changes in total compensation;
•The value of outstanding long-term compensation awards under various share price and financial performance scenarios;
•Payouts and realized gains from past long-term compensation awards; and
•The value of benefits payable upon termination and change-in-control.
A discussion of how the Compensation Committee determined each element of compensation for 2023 is provided in the following section of the CD&A.

2023 Compensation Determinations

Base Salary

As explained in the “Our Executive Compensation Philosophy” section, the Compensation Committee reviews NEO target total compensation, including base salaries, annually. In addition, the Compensation Committee will review newly promoted or hired Executive Officers’ base salaries as needed.

The following table shows the 2023 base salary and the percentage increase from 2022 for each NEO.

2024 Proxy Statement | 41

NEO	2023 Base Salary	Percentage Increase from 2022	Rationale for Increase, if applicable
Mr. Gluski	$1,241,000	0%	At the request of the CEO, no base salary increase since 2021
Mr. Coughlin	$597,000	3%	Move closer to 50th percentile
Mr. Rubiolo	$530,000	3%	Move closer to 50th percentile
Mr. Da Santos	$644,000	3%	Move closer to 50th percentile
Ms. Mendoza	$577,000	3%	Move closer to 50th percentile

2023 Performance Incentive Plan Payouts

2023 Company Performance Score Targets: Our NEOs are eligible for annual incentive awards under The AES Corporation Performance Incentive Plan, a Stockholder-approved plan. As detailed below, in early 2023, the Compensation Committee established measures in three performance categories: Safety, Financials, and Strategic Objectives (which include the Green Growth and New Business Models categories). In setting these performance measures, the Compensation Committee considered information provided by management about the Company’s financial budget for the year as well as strategic objectives. AES continues to set strong, challenging, performance-based goals year-over-year. The Compensation Committee approved performance measures and objectives across all three performance categories. The metrics are defined by:

Strategic Goal	Metric	How Measured	Rationale
Safety	Serious Safety Incidents	Number of serious safety incidents	Create an environment that allows all of our People to return home from work each and every day. Additionally, create an environment in which we continue to educate our employees proactively, test and implement precautions, and maintain business resilience
	Non-Injury Significant Injuries and Potentials (SIP) Rate	Monitor and track the significant injuries and any potential injuries within the Company
	Safety Meetings	Attendance of Company-wide monthly Safety meetings
	Safety Walks	Number of completed assigned safety walks
Financials	Adjusted EPS	Diluted EPS from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method	Key financial goals that are critical to the business, and that also drive value creation, which is aligned to the interests of our Stockholders
	Adjusted EBITDA	Earnings before interest income and expense, taxes, depreciation and amortization, adjusted for the impact of Non-Controlling Interests
	Parent FCF	Parent FCF is the primary, recurring source of cash that is available for use by AES, the Parent Company
Green Growth	Growth and Commercial Operations Date (COD)	Megawatts (MW) acquired, signed, and closed through various projects during the year, as well as projects that commenced commercial operations	Continued greening and growth of the portfolio
New Business Models	New Businesses or Products	Review a variety of strategic and financial metrics for AES businesses and other critical metrics to determine achievement	Highlight our business objectives which leverage our position to incubate, integrate, and grow new businesses or products

2024 Proxy Statement | 42

In early 2024, the Compensation Committee approved, and recommended to the Board of Directors to approve, the annual incentive payouts for 2023. The Committee’s decision was based on AES’ 2023 Corporate Performance Score, which reflected actual results against the pre-established performance measures shown below.

The following table reflects the measures, weights, and targets approved by the Committee, as well as the 2023 results.
(1)The AES Corporate Performance score is rounded to the nearest whole number.
(2)Assuming the threshold requirement for each non-GAAP financial measure is met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 90% of the target goal, and a 200% score corresponds to actual results at 110% of the target goal.
(3)Assuming the threshold requirement for the Green Growth and COD metrics are met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 80% of the target goal, and a 200% score corresponds to actual results at 120% of the target goal.
(4)The 200% award in this category is based on the significant achievements AES made towards progressing Green Hydrogen as a business line. The following paragraph includes additional details.

The Compensation Committee approved a performance assessment of 200% for the New Business Models metric to recognize the Company’s new business achievements and significant advancements. Some key achievements include:
•AES was part of a group that was awarded two of the seven Regional Clean Hydrogen Hubs by the US Department of Energy (DOE).
◦AES was part of a group that was awarded the Alliance for Renewable Clean Energy System (ARCHES) Hub in California and the other group was awarded the HyVelocity Hub in the Gulf Coast of Texas and Louisiana, both of which were allocated up to $1.2 billion in DOE funding.
◦AES’s green hydrogen projects have been designed to meet even the most stringent (hourly) matching requirements for renewable power.
•Among the first in the industry to use transferability of tax credits for renewable energy projects, as authorized under the Inflation Reduction Act.
•Motor, a company majority-owned and incubated by AES that partners with utilities to promote electric vehicle adoption, raised $7M of external funding and secured it’s first non-AES utility customer in Green Mountain Power

Final 2023 Annual Incentive Payouts: The following table shows the final award for each of our NEOs under the 2023 Performance Incentive Plan. The Compensation Committee and the Board approved the annual incentive payout as a percent of the target for each of the NEOs below based on the AES Corporate Performance Score. The NEO’s 2023 annual incentive targets were unchanged from 2022.
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NEO	2023 Base Salary	2023 Target Annual Incentive (% of base salary)	Actual 2023 Annual Incentive Award
			Dollar Value(1)	% of Target Annual Incentive(2)
Mr. Gluski	$1,241,000	150%	$2,364,105	127%
Mr. Coughlin	$597,000	100%	$758,190	127%
Mr. Rubiolo	$530,000	100%	$673,100	127%
Mr. Da Santos	$644,000	100%	$817,880	127%
Ms. Mendoza	$577,000	100%	$732,790	127%

(1) Dollar values are rounded to the nearest hundred.
(2) Actual performance results above are rounded to the nearest whole number.

Long-Term Compensation

2023 Long-term Compensation Mix: In 2023, we utilized the same overall long-term compensation vehicles as in prior years. The mix was based on the following:
•Compensation philosophy which emphasizes alignment between executive compensation and Stockholder value creation;
•Long-term strategic and financial objectives;
•Goal of retaining our NEOs; and
•Review of relevant market practices.
Performance Stock Units (“PSUs”): PSUs represent the right to receive a single share of AES common stock subject to performance and service-based vesting conditions. PSUs granted in 2023 are eligible to vest subject to our three-year cumulative Parent FCF performance. Cumulative Parent FCF is a strategically important non-GAAP financial metric to the Company as it reflects the ability of our businesses to generate cash for our investors that can be either reinvested in the business or paid to investors through dividends, and additionally is a key metric for ratings agencies.

The final value of the PSU award depends upon the level of cumulative Parent FCF achieved over the three-year measurement period as well as our share price performance over the period since the award is stock-settled. If a threshold level of cumulative Parent FCF is achieved, units vest and are settled in the calendar year that immediately follows the end of the performance period.

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The following table illustrates the vesting percentage at each cumulative Parent FCF level for targets set for the 2023-2025 performance period:

Performance Level	Vesting Percentage
Below 90% of Performance Target	0%
Equal to 90% of Performance Target	50%
Equal to 100% of Performance Target	100%
Equal to or Greater Than 110% of Performance Target	200%

Between the cumulative Parent FCF levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn PSUs is also generally subject to the continued employment of the NEO. The Compensation Committee approved the Parent Free Cash Flow target for the 2023 PSUs, which they believed to be challenging, but achievable and required growth over the prior year’s goals.

Performance Cash Units (“PCUs”): PCUs represent the right to receive a cash-based payment subject to performance- and service-based vesting conditions. PCUs granted in 2023 to each NEO are eligible to vest subject to AES’ Total Stockholder Return (“TSR”) from January 1, 2023 through December 31, 2025 relative to companies in three different indices. The indices and their weightings are as follows:
•S&P 500 Utilities Index - 50%
•S&P 500 Index - 25%
•MSCI Latin America Emerging Markets Index - 25%
We use TSR as a performance measure to align our NEOs’ compensation with our Stockholders’ interests since the ability to earn the award is linked directly to stock price and dividend performance over a period of time.

TSR is defined as the appreciation in stock price and dividends paid over the performance period as a percentage of the beginning stock price. To determine share price appreciation, we use a 90-day average stock price for AES relative to the S&P 500 Utilities Index companies, the S&P 500 Index companies, and the MSCI Latin America Emerging Markets Index companies at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

The value of each PCU is equal to $1.00, and the number of PCUs that vest depends upon AES’ percentile rank against the companies in each of the indices. If AES’ TSR is above the threshold percentile rank established for the performance period, a percentage of the units vest and are settled in cash in the calendar year that immediately follows the end of the performance period. The following table illustrates the vesting percentage at each percentile rank for the 2023-2025 performance period:

AES 3-Year TSR Percentile Rank	Vesting Percentage
Below 30th percentile	0%
Equal to 30th percentile	50%
Equal to 50th percentile	100%
Equal to 70th percentile	150%
Equal to or Greater Than 90th percentile	200%

Between the percentile ranks listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these PCUs is also generally subject to the continued employment of the NEO.

Restricted Stock Units (“RSUs”): RSUs represent the right to receive a single share of AES common stock subject to service-based vesting conditions. The Company grants RSUs to assist in retaining our NEOs and also to increase their ownership of AES common stock, which further aligns our NEOs’ interests with those of Stockholders. RSUs generally
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vest based on continued service with the Company in three equal installments beginning on the first anniversary of the grant date.

For the 2023 RSU awards, the Compensation Committee again approved a performance modifier, in addition to the three-year ratable vesting schedule, for NEOs’ awards. For each NEO, the first and second tranches of the 2023 RSU awards vest on the first and second anniversaries of the grant date, respectively, based solely on continued service with the Company. The third tranche vests on the third anniversary of the grant date based on continued service with the Company but subject to a modifier based on the achievement of environmental and social goals measured over the three-year period ending December 31, 2025. The number of RSUs in the third tranche that are eligible to vest on the third anniversary of the grant date will be adjusted up or down by an amount equal to up to 15% of the target number of RSUs comprising the full award granted on the grant date, based on the achievement of the environmental and social goals described below. The Compensation Committee approved performance measures and objectives for the environmental and social goals that it considered to be challenging, but achievable.

For the environmental goal, between the performance levels listed in the below table, straight-line interpolation will be used to determine the adjustment percentage for the award. For the social goals, the Compensation Committee will assign an adjustment percentage based on its qualitative assessment of Company performance.

Goals	Weight	Measure (Performance during the period of January 1, 2023 to December 31, 2025)	Performance Level	Adjustment Percentage
Environmental	7.5%	Reduction of gigawatt hours from coal generation across the Company’s portfolio of fuel sources by the end of the fiscal year ending December 31, 2025	Maximum	+15.0%
			Target	0.0%
			Below Target	-15.0%
Social	7.5%
Qualitative assessment by the Compensation Committee of Company performance in:
(1) improving diversity measured by the increase of the representation of women within leadership roles and increasing the representation of historically underrepresented groups in the Company’s employee population in the United States; and
(2) creating a culture of inclusion measured by the reduction of the voluntary attrition of underrepresented groups.
			Maximum	+15.0%
			Target	0.0%
			Below Target	-15.0%

Mr. Rubiolo received an additional time-based RSU award in 2023 in recognition of outstanding performance in connection with executing business objectives. His award is not subject to the modifier tied to the environmental and social goals.

2023 Long-Term Compensation Grants: In February 2023, consistent with our practice in prior years, the Company granted long-term compensation to the NEOs. The target grant values below are based upon the grant date closing stock price per share of AES common stock for PSUs and RSUs, and a per unit value of $1.00 for PCUs. Mr. Gluski’s 2023 long-term incentive target is unchanged from 2022.

NEO	February 2023 Long-Term Compensation Target Value
	As % of Base Salary	Dollar Amount
Mr. Gluski	840%	$10,424,400
Mr. Coughlin	255%	$1,522,350
Mr. Rubiolo	381%	$2,019,300
Mr. Da Santos	252%	$1,622,880
Ms. Mendoza	238%	$1,373,260

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The values in the table above differ from the Stock Awards column in the “2023 Summary Compensation Table” because the PCUs contain a market condition that results in a fair market value, for financial accounting purposes, that differs from the $1 per unit value the Company uses to determine the grant.

Prior Year PSUs Vesting in 2023: All of the NEOs, with the exception of Mr. Coughlin, received a grant of PSUs in February 2021 for the performance period of January 1, 2021 through December 31, 2023. Performance was based on the Company’s cumulative Parent FCF performance during the three-year performance period.

The 2021 PSU award paid out at 153.68% of the target number of shares based on our actual cumulative Parent FCF results of $2,748M during the three-year performance period, which was 105.37% of the target cumulative Parent FCF. As previously disclosed, the performance scale for these awards was 100% vesting for performance equal to 100% of target, 50% vesting for performance equal to 90% of target, and 200% vesting for performance equal to or greater than 110% of target. The actual performance payout level is derived using straight-line interpolation: for every one percentage point performance is above the target goal, the payout is increased by approximately ten percentage points.

NEO	Target Number of PSUs	% of Target Vested Based on Cumulative Parent FCF	Final Shares Vested
Mr. Gluski	98,631	153.68%	151,576
Mr. Rubiolo	6,517	153.68%	10,015
Mr. Da Santos	13,591	153.68%	20,887
Ms. Mendoza	11,612	153.68%	17,845

Prior Year PCUs Vesting in 2023: All of the NEOs, with the exception of Mr. Coughlin, received an executive grant of PCUs in February 2021 for the performance period of January 1, 2021 through December 31, 2023. Performance was based on the Company’s TSR relative to the S&P 500 Utilities Index (50% weight), S&P 500 Index (25% weight), and MSCI Latin America Emerging Markets Index (25% weight), and with the same performance scales for each index as the 2023 PCUs described above.

TSR for the Company over the 2021-2023 performance period was -15%, which resulted in the Company ranking in the bottom quartiles of TSR for the S&P 500 Utilities Index, S&P 500 Index, and MSCI Latin America Emerging Markets Index. As described above, TSR for purposes of PCUs is calculated using a 90-day average stock price for AES relative to each index, at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

Since AES’ TSR performance was below threshold compared to the three indices, the overall payout for the 2021 executive PCUs was 0% of target.

NEO	Target Number of Units	% of Target Vested Based on TSR	Resulting Cash Payout
Mr. Gluski	4,653,750	0%	$0
Mr. Rubiolo	307,500	0%	$0
Mr. Da Santos	641,250	0%	$0
Ms. Mendoza	547,875	0%	$0

As Mr. Coughlin was not an executive officer at the time of the 2021 award, he received a non-executive grant of 271,418 PCUs in February 2021 for the performance period of January 1, 2021 through December 31, 2023. Performance was based on the Company’s cumulative Parent FCF performance during the three-year performance period. The award paid out at 153.68% and settles in the form of cash, resulting in Mr. Coughlin receiving $417,115.

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Further details on the 2021-2023 PSU and PCU payouts to our NEOs can be found in the “2023 Option Exercises and Stock Vested” table.
Prior Year RSUs Vesting in 2023: All of the NEOs, with the exception of Mr. Coughlin, received an executive grant of RSUs in February 2021. The first and second tranches vested on the first and second anniversaries of the grant date, respectively, based solely on continued service with the Company. The third tranche was subject to a modifier based on the achievement of environmental and social goals measured over the three-year period ended December 31, 2023. The number of RSUs in the third tranche that were eligible to vest was subject to upward or downward adjustment by up to 15% of the target number of RSUs comprising the full award.

The environmental goal (7.5% weight) was to reduce the number of gigawatt hours from coal generation across the Company’s portfolio of fuel sources, with a target range of 25-27%. Results were determined based on the performance scale in the table below (with straight-line interpolation used between the performance levels listed below). Subsequent to the end of the three-year performance period, the Committee approved the award at 97% of target, based on the achievement of 28% of gigawatt hours from coal generation across the Company’s portfolio of fuel sources as of December 31, 2023.

Performance Level	Vesting Percentage
32% or Greater Gigawatt Hours from Coal	85%
25-27% of Gigawatt Hours from Coal	100%
Less than 22% Gigawatt Hours from Coal	115%

The social goal (7.5% weight) was based on a qualitative assessment of Company’s performance in improving AES’ existing culture of inclusion and representation in the workforce. Subsequent to the end of the three-year performance period the Committee approved Company performance at 100% of target, based on several factors including developing programming to foster a culture of enhanced inclusion at AES.

Based on the above performance assessments, the Committee determined that the environmental and social goals were collectively earned at 98.5% of target, resulting in a 1.5% downward adjustment of the full award being applied to the vesting of the third tranche, as reflected in the table below.

NEO	Total RSUs Awarded in 2021 and Subject to Modifier	Total RSUs Awarded in 2021 and now Vested Based on Modifier	% of Total RSUs Awarded in 2021 Vested	Third Tranche of RSUs Vesting in 2023 (at target)	Final Vesting of Third Tranche of RSUs Vesting in 2023 with Modifier
Mr. Gluski	65,754	64,768	98.5%	21,918	20,932
Mr. Rubiolo	4,345	4,280	98.5%	1,449	1,384
Mr. Da Santos	9,060	8,924	98.5%	3,020	2,884
Ms. Mendoza	7,741	7,625	98.5%	2,581	2,465

2023 CEO Realizable Long-Term Compensation Pay
As noted in the “Overview of AES Total Compensation,” our CEO’s compensation is predominantly performance-based. Taking into consideration the performance of the PSU, PCU, and RSU awards, Mr. Gluski’s payout of his long-term compensation grants in 2023 demonstrates AES’s continued practice of pay for performance. The following chart outlines our CEO’s long-term compensation award values at grant and the current realizable values in 2023.
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Three-Year CEO LTC Realizable Pay

$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$9.3M
$4.2M
$10.4M
$8.1M
$10.4M
$6.3M
2021 Value at Grant
2021 Current Value
2022 Value at Grant
2022 Current Value
2023 Value at Grant
2023 Current Value
RSU(1)(2)
PSU (1)(3)
PCU(4)

(1)    In the case of RSUs and PSUs, the “Value at Grant” amounts were calculated by multiplying the applicable closing prices per share of the Company’s common stock on the grant date of such award by the number of shares subject to such RSU or PSU award as described in footnotes 2 and 3, respectively. For the purposes of calculating the “Current Value” amounts, the closing price per share of the Company’s common stock on December 29, 2023 ($19.25) was multiplied by the number of shares subject to such RSU or PSU award as described in footnotes 2 and 3, respectively.
(2) The 2021 RSUs are reflected at 98.5% based on actual performance as of December 31, 2023. The 2022 and 2023 RSUs are assumed at target.
(3)    The 2021 PSUs are reflected at 153.68% based on actual performance as of December 31, 2023. The current value estimates for the 2022 and 2023 PSUs are reflected between target and maximum based on period to-date results as of December 31, 2023.
(4)    The PCUs are valued at $1 per unit. The 2021 PCUs are reflected at 0% based on actual performance. The current value estimates for the 2022 and 2023 PCUs are reflected between minimum and target performance based on period to-date results as of December 31, 2023.

Other Relevant Compensation Elements, Policies, and Information

Perquisites

We generally do not provide perquisites to our NEOs, with the exception of international relocation related benefits. In 2023, at the Company’s request, Mr. Rubiolo relocated from Panama to the Company’s headquarters in Arlington, Virginia. For a three-year transition period through and including the 2025 tax year, we are providing Mr. Rubiolo with international relocation and tax equalization benefits so that as a non-U.S. resident, his overall tax obligation remains the same as if he were taxed exclusively in Panama. Please see the “All Other Compensation” column of the “2023 Summary Compensation Table” for additional details regarding these payments.

Retirement Benefits

We cover our NEOs under the Restoration Supplemental Retirement Plan (“RSRP”) to restore benefits that are limited under our broad-based 401(k) plan due to statutory limits imposed by the Code. None of the Company’s NEOs are eligible to participate in pension plans. The RSRP’s objective is consistent with our philosophy to provide competitive levels of retirement benefits and to retain talented executives. The RSRP does not contain any enhanced or special benefit formulas for our NEOs. Contributions to the RSRP made in 2023 are included in the All Other Compensation
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column of the “2023 Summary Compensation Table.” Additional information regarding the RSRP is contained in the “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” section.

Stock Ownership Guidelines

We adopted stock ownership guidelines in 2011. These guidelines promote our objective of increasing Stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to require our NEOs to maintain stock ownership at levels high enough to assure our Stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of AES common stock equal in value to a multiple of their annual salaries. The Compensation Committee sets the ownership multiples based on market practice for each NEO’s position. The current ownership multiple for each NEO as of fiscal year end 2023 is as follows:

NEO	Ownership Multiple of Base Salary
Mr. Gluski	6x
Mr. Coughlin	3x
Mr. Rubiolo	3x
Mr. Da Santos	3x
Ms. Mendoza	3x

Shares owned directly and shares beneficially acquired under our retirement plans all count toward satisfying the guidelines. Unexercised stock options, unvested PSUs and unvested RSU awards do not count towards satisfaction of the guidelines. All NEOs were in compliance with the stock ownership guidelines.

The Company requires that all net shares (net of option exercise price and/or withholding tax) acquired after the guideline effective date will be retained and cannot be liquidated until the guideline has been met.

Severance Policy
The Board has adopted a severance policy to seek Stockholder approval of severance or termination pay in appropriate circumstances. The severance policy generally provides that AES will not enter into any employment agreement or severance agreement with an executive officer (defined as an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act) that provides for “cash severance benefits” exceeding 2.99 times the sum of the executive’s annual base salary plus target annual bonus opportunity without seeking Stockholder ratification of the agreement (with limited exceptions). Under the severance policy, “cash severance benefits” are defined to include cash payments made in connection with the termination of the executive's employment (excluding payments relating to (A) long-incentive awards (i.e., an original aggregate vesting schedule of greater than one year) previously granted and that become payable as a result of employment termination and (B) any accrued amounts that become payable under deferred compensation, retirement, and other similar plans); for any consulting services; to secure an agreement not to compete with AES; that are not generally available to similarly situated management employees; in excess of, or outside of, the terms of a plan or policy; and to offset tax liability in respect of any of the foregoing.

Severance and Change-in-Control Arrangements

The Company maintains certain severance and change-in-control arrangements, including the Executive Severance Plan and change-in-control provisions in the long-term compensation award agreements.

Executive Severance Plan: The Compensation Committee has included all of the Company’s Executive Officers in a single Executive Severance Plan, the design of which is consistent with current market practices. Newly hired or promoted executives are generally included in this plan beginning on the first date of their executive appointment. The Executive Severance Plan does not contain any excise tax gross-ups and, thus, none of our NEOs are eligible for an excise tax gross-up.

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The Company provides severance benefits for qualifying termination both related and unrelated to a change-in-control to enable the attraction and retention of key executive talent. Also, in the case of severance benefits upon a qualifying termination related to a change-in-control, the Company believes these benefits will help to align the NEOs’ interests with those of Stockholders by mitigating any uncertainties the NEOs may have about their ongoing employment if the change-in-control is pursued. The Company provides severance benefits after a change-in-control only if there is a qualifying termination of employment following the change-in-control (i.e., “double-trigger benefits”).

Further details on the Executive Severance Plan and qualifying termination events can be found in the section titled “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control.”

Double-Trigger Vesting of Long-term Compensation Awards Upon Change-in-Control: Upon a change-in-control, the unvested portion of all outstanding awards will vest only upon a double-trigger (at target performance levels for performance awards). The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control. All unvested, outstanding awards include a double-trigger vesting provision.

Clawback Policy and Forfeiture Provisions

In accordance with the requirements of the NYSE listing standards, we maintain an executive officer clawback policy (the “Clawback Policy”) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former “Section 16 officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act (a “Covered Officer”), in the event of an accounting restatement. Unless an exception applies, the Company will recover reasonably promptly from each Covered Officer the applicable incentive compensation received by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as provided in the Clawback Policy.

In addition, under The AES Corporation 2003 Long-Term Compensation Plan, upon termination of employment by the Company for Cause (defined to include dishonesty; insubordination; continued and repeated failure to perform assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory performance; failing to make a good faith effort to bring unsatisfactory performance to an acceptable level; violation of the Company’s policies, procedures, rules or recognized standards of behavior; misconduct related to the employee’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Employee of his or her duties or obligations to the Company), any equity award held by an employee, for which the restrictions have not lapsed, which is not exercisable or which is not payable, will automatically be forfeited in full and canceled by the Company upon such termination of employment or service.

Prohibition Against Hedging and Pledging

The Company’s Securities Trading Policy prohibits AES’ employees (including officers) and Directors from engaging in hedging transactions with respect to AES’ equity securities including, without limitation, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or speculate, or are designed to hedge or speculate, on any change in the market value of AES’ equity securities. The Company additionally prohibits AES’ employees (including officers) and Directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or by holding Company securities in a margin account.

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2023 Summary Compensation Table*

Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrés Gluski
President & Chief Executive Officer
2023	$1,241,000	$—	$8,796,107	$—	$2,364,105	$314,982	$12,716,194
2022	$1,241,000	$—	$8,627,752	$—	$2,364,105	$292,401	$12,525,258
2021	$1,241,000	$—	$10,623,105	$—	$2,233,800	$281,285	$14,379,190

Stephen Coughlin
EVP & Chief Financial Officer
2023	$597,000	$—	$1,284,554	$—	$1,175,305	$70,063	$3,126,922
2022	$580,000	$—	$1,080,078	$—	$736,600	$49,302	$2,445,980
2021	$366,480	$—	$3,401,147	$2,872,816	$439,800	$39,250	$7,119,493

Juan Ignacio Rubiolo (5)
EVP & President, Energy Infrastructure
2023	$530,000	$—	$1,809,816	$—	$673,100	$224,311	$3,237,227
2022	$515,000	$321,875	$959,044	$—	$654,050	$295,000	$2,744,969

Bernerd Da Santos (6)
EVP & President, Renewables
2023	$644,000	$204,470	$1,369,376	$—	$817,880	$120,060	$3,155,786
2022	$625,000	$—	$1,319,077	$—	$793,750	$107,586	$2,845,413
2021	$570,000	$—	$1,463,781	$—	$684,000	$99,801	$2,817,582

Tish Mendoza
EVP & Chief Human Resources Officer
2023	$577,000	$—	$1,158,755	$—	$732,790	$105,246	$2,573,791
2022	$560,000	$—	$1,181,884	$—	$711,200	$82,692	$2,535,776
2021	$487,000	$—	$1,250,643	$—	$584,400	$77,544	$2,399,587

*    Table excludes the Change in Pension Value and Non-Qualified Deferred Compensation Earnings information, which is not applicable.

(1)    The base salary earned by each NEO during fiscal years 2023, 2022, and 2021, as applicable.
(2)    For each NEO, the aggregate grant date fair values of AES PSUs, PCUs, and RSUs granted in the year, which are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions and, in the case of the PSUs, PCUs, and RSUs (with performance feature), assuming a target level of performance. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 19), or Management’s Discussion & Analysis, as appropriate, contained in the AES Form 10-K, which also includes information for 2022 and 2021. Assuming (i) the maximum market and financial performance conditions are achieved, (ii) in the case of PSUs, the share price at grant, and (iii) in the case of RSUs, an adjustment percentage of +15.0%, the maximum values of PSUs, PCUs, and RSUs granted in fiscal year 2023, and payable upon completion of the 2023-2025 performance period, are shown below.

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Maximum Value of PSUs, PCUs, and RSUs
Name	PSUs ($)	PCUs ($)	RSUs ($)	Total ($)
Mr. Gluski	$6,254,648	$10,424,400	$2,397,605	$19,076,653
Mr. Coughlin	$913,394	$1,522,350	$350,144	$2,785,888
Mr. Rubiolo	$804,720	$1,341,176	$308,476	$2,454,372
Mr. Da Santos	$973,706	$1,622,880	$373,264	$2,969,850
Ms. Mendoza	$823,963	$1,373,260	$315,843	$2,513,066

(3)    The value of non-equity incentive plan awards earned during the 2023 fiscal year and paid in 2024 under the Performance Incentive Plan. The amount for Mr. Coughlin also includes $417,115 associated with the cash settlement of his PCUs that had a Parent FCF metric granted in February 2021, and a performance period of January 1, 2021 through December 31, 2023.
(4)    All Other Compensation includes Company contributions to both qualified and non-qualified defined contribution retirement plans. Amounts for Mr. Rubiolo also include international relocation-related benefits.

Name	AES Contributions to Qualified Defined Contribution Plans	AES Contributions to Non-Qualified Defined Contribution Plans	International Relocation-Related Benefits(a)	Total All Other Compensation
Mr. Gluski	$29,700	$285,282	$0	$314,982
Mr. Coughlin	$29,700	$40,363	$0	$70,063
Mr. Rubiolo	$13,692	$0	$210,619	$224,311
Mr. Da Santos	$29,700	$90,360	$0	$120,060
Ms. Mendoza	$29,700	$75,546	$0	$105,246
a.     Includes the following benefits related to international relocation: related tax gross-up payments for regular pay and equity activity ($102,442), tax-gross up payments for relocation expenses ($32,693), and expenses associated with a relocation to the United States from Panama ($75,484).
(5) Mr. Rubiolo was not an NEO prior to 2022. Therefore, no compensation information appears for him for 2021, in accordance with applicable SEC rules.
(6) Mr. Da Santos’ “Bonus” includes a one-time cash award of $204,470 paid in recognition of outstanding performance in connection with executing business objectives.

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2023 Grants of Plan-Based Awards

Name	Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrés Gluski
		AIP	$—	$1,861,500	$3,723,000
	24-Feb-23	PSU				—	123,512	247,024		$3,127,324
	24-Feb-23	PCU				2,606,100	5,212,200	10,424,400		$3,583,909
	24-Feb-23	RSU				69,990	82,341	94,692		$2,084,874

Stephen Coughlin
		AIP	$—	$597,000	$1,194,000
	24-Feb-23	PSU				—	18,037	36,074		$456,697
	24-Feb-23	PCU				380,588	761,175	1,522,350		$523,384
	24-Feb-23	RSU				10,221	12,025	13,829		$304,473

Juan Ignacio Rubiolo
		AIP	$—	$530,000	$1,060,000
	24-Feb-23	PSU				—	15,891	31,782		$402,360
	24-Feb-23	PCU				335,294	670,588	1,341,176		$461,096
	24-Feb-23	RSU				9,005	10,594	12,183		$268,240
	24-Feb-23	RSU							26,782	$678,120

Bernerd Da Santos
		AIP	$—	$644,000	$1,288,000
	24-Feb-23	PSU				—	19,228	38,456		$486,853
	24-Feb-23	PCU				405,720	811,440	1,622,880		$557,946
	24-Feb-23	RSU				10,896	12,819	14,742		$324,577

Tish Mendoza
		AIP	$—	$577,000	$1,154,000
	24-Feb-23	PSU				—	16,271	32,542		$411,982
	24-Feb-23	PCU				343,315	686,630	1,373,260		$472,127
	24-Feb-23	RSU				9,220	10,847	12,474		$274,646

(1)    Reflects the threshold, target, and maximum annual cash incentive amounts that could have been earned pursuant to the 2023 awards granted under The AES Corporation Performance Incentive Plan. The amounts of annual cash incentive awards earned in 2023 by our NEOs were determined and paid in the first quarter of 2024, and are included in the “Non-Equity Incentive Plan Compensation” column of the “2023 Summary Compensation Table.” For additional information, please see “2023 Compensation Determinations—2023 Performance Incentive Plan Payouts.”
(2)    Amounts reflect the threshold, target, and maximum numbers of (i) PSUs, (ii) PCUs, and (iii) RSUs (with performance feature), granted under the 2003 Long-Term Compensation Plan. For additional information, please see “2023 Compensation Determinations—Long-Term Compensation.”
(3)    The amount for Mr. Rubiolo reflects an RSU award granted in 2023 under the “2003 Long-Term Compensation Plan.” These RSUs vest over three-years solely based on continued service with the company ratably on the anniversaries of the grant date.
(4)    For all NEOs, reflects the aggregate grant date fair value of PSUs, PCUs and RSUs granted in the year which are computed in accordance with FASB ASC Topic 718. disregarding any estimates of forfeitures related to service-based vesting conditions and, in
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the case of the PSUs, PCUs, and RSUs (with performance feature), assuming a target level of performance. Please reference footnote 2 of the “2023 Summary Compensation Table” for additional details.

2023 Outstanding Equity Awards at Fiscal Year-End*

The following table contains information concerning exercisable and unexercisable stock options and unvested stock awards granted to the NEOs which were outstanding on December 31, 2023.

Option Awards(1)			Stock Awards
Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date (day/mo/year)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski
396,053	$14.63	21-Feb-24
			143,399	$2,760,431	546,002	(3)	$10,510,539
					10,424,400	(4)	$10,424,400
					27,300	(5)	$525,525

Stephen Coughlin
			19,864	$382,382	73,502	(3)	$1,414,914
					1,413,675	(4)	$1,413,675
					3,675	(5)	$70,744

Juan Ignacio Rubiolo
			73,473	$1,414,355	65,016	(3)	$1,251,558
					1,249,963	(4)	$1,249,963
					3,251	(5)	$62,582

Bernerd Da Santos
66,250	$11.89	20-Feb-25
			21,788	$419,419	84,166	(3)	$1,620,196
					1,608,315	(4)	$1,608,315
					4,209	(5)	$81,023

Tish Mendoza
66,250	$11.89	20-Feb-25
			18,855	$362,959	73,498	(3)	$1,414,837
					1,400,630	(4)	$1,400,630
					3,675	(5)	$70,744

*    Table excludes the following columns which are not applicable based on award types currently outstanding: Number of Securities Underlying Unexercised Options Unexercisable and Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options. Stock awards are valued using the closing price per share on the last business day of the year, December 29, 2023 of $19.25, except that PCUs are valued at $1 per unit.

(1)    Stock options were last granted to NEOs in 2015, and are all fully vested.
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(2)    Included in this item for all NEOs are:
a.    A portion of an RSU granted on February 19, 2021 that vests in one remaining installment on February 19, 2024. For all NEOs the full portion of the final installment is shown. A portion of this award, with the exception of Mr. Coughlin’s award, was subject to a +/-15% modifier based on environmental and social goals and was earned at 98.5%.
b. A portion of an RSU award granted on February 24, 2022 that vests in two remaining installments on the anniversary date of the award in 2024 and 2025. For all NEOs, a portion of this award is subject to a +/-15% modifier based on environmental and social goals. Additional details described in footnote 5 below.
c. A portion of an RSU award granted on February 24, 2023 that vests in three equal installments on the anniversary date of the award in 2024, 2025, and 2026. For all NEOs, a portion of this award is subject to a +/-15% modifier based on environmental and social goals. Additional details described in footnote 5 below.
Also included in this item for Mr. Rubiolo are the supplemental awards granted on November 19, 2021 and February 24, 2023. The November 19, 2021 award vests solely based on continued service with the Company and based on the following schedule, first anniversary 10% of the award, second anniversary 15%, third anniversary 25%, and fourth anniversary 50% . The February 24, 2023 awards vests solely based on continued service with the Company ratably on the first, second, and third anniversaries of the respective grant dates.

(3)    Included in this item are: PSUs for all NEOs granted on February 24, 2022 and February 24, 2023 that will vest if earned, upon final certification of results in the first quarters of 2025 and 2026, respectively, based on the financial performance condition of AES’ three-year cumulative Parent FCF, subject to Committee approval.
Based on AES’ performance through the end of fiscal year 2023 relative to the performance criteria, our current period to-date results for the 2022-2024 and 2023-2025 ongoing performance periods are between target and maximum, and thus the maximum number of PSUs granted in 2022 and 2023 are included above.
(4) Included in this item are: PCUs granted to all NEOs on February 24, 2022 and February 24, 2023 that will vest if earned, on February 24, 2025 and February 24, 2026, respectively, based on AES’ three-year cumulative TSR performance relative to peer indices.
Based on AES’ performance through the end of fiscal year 2023 relative to the performance criteria, our current period to-date results for the 2022-2024 and 2023-2025 ongoing performance periods are between threshold and target and thus the target number of PCUs granted in 2022 and 2023 are included above.
(5) This item represents a portion of an RSU award granted to all NEOs on February 24, 2022 that vests in two remaining installments on the anniversary date of the award in 2024 and 2025, and a portion of an RSU award granted on February 24, 2023 that vests in three installments on the anniversary date of the awards in 2024, 2025, and 2026. The portions of these awards that vest solely based on continued service with the Company are shown in the “Number of Shares or Units of Stock That Have Not Vested” column and described in footnote 2 above. The portion of the awards shown in this column are subject to a +/-15% modifier of the target number of RSUs comprising the full award based on environmental and social goals. Based on AES’ performance through the end of the respective fiscal years relative to the environmental and social goals, our current period to-date results for the 2022-2024 and 2023-2025 ongoing performance periods are between threshold and target and thus the target numbers of RSUs granted in 2022 and 2023 are subject to the +/-15% modifier are included above.

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2023 Option Exercises and Stock Vested

The following table contains information concerning the exercise of stock options and the vesting of PSU and RSU awards by the NEOs during 2023.

	Option Awards		Stock Awards (1,2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrés Gluski	50,000	$1,037,000	231,386	$4,964,740
Stephen Coughlin	—	$ —	7,354	$189,112
Juan Ignacio Rubiolo	—	$ —	23,233	$478,572
Bernerd Da Santos	—	$ —	33,035	$713,423
Tish Mendoza	24,643	$410,766	27,279	$585,308

(1)    The 2021 PCUs also vested on December 31, 2023 with each unit having a value of $1.00.  However, the awards for all NEOs except Mr. Coughlin resulted in a 0% payout.
(2)    Vesting of stock awards in 2023 consisted of separate grants shown in the following table.

	Number of Shares Acquired on Vesting (#)
Name	2022 RSUs (a)	2021 RSUs (b)	2021 PSUs (c)	2020 RSUs (d)	Total
Mr. Gluski	33,220	21,918	151,576	24,672	231,386
Mr. Coughlin	4,158	3,196	—	—	7,354
Mr. Rubiolo	3,692	7,550	10,015	1,976	23,233
Mr. Da Santos	5,079	3,020	20,887	4,049	33,035
Ms. Mendoza	4,550	2,580	17,845	2,304	27,279

	Value Based on Vesting ($)
Name	2022 RSUs (a)	2021 RSUs (b)	2021 PSUs (c)	2020 RSUs (d)	Total
Mr. Gluski	$841,130	$574,909	$2,917,838	$630,863	$4,964,740
Mr. Coughlin	$105,281	$83,831	$—	$—	$189,112
Mr. Rubiolo	$93,481	$141,776	$192,789	$50,526	$478,572
Mr. Da Santos	$128,600	$79,215	$402,075	$103,533	$713,423
Ms. Mendoza	$115,206	$67,673	$343,516	$58,913	$585,308
(a)    The 2022 RSU award was granted on February 24, 2022 and vests in three equal installments on the anniversary of the grant date, with the third tranche subject to a +/- 15% modifier based on environmental and social goals. The first vesting (service-based vesting conditions) occurred on February 24, 2023 at a vesting price of $25.32.
(b)    The 2021 RSU award was granted on February 19, 2021 and vests in three installments on the anniversaries of the grant date, with the third tranche subject to a +/- 15% modifier based on environmental and social goals. The second vesting (service-based vesting conditions) occurred on February 19, 2023 at a vesting price of $26.23 (closing price on February 17, 2023, the last preceding business day). In addition, Mr. Rubiolo received a supplemental RSU award on November 19, 2021. The second vesting occurred on November 19, 2023 at a vesting price of $17.01 (closing price on November 17, 2023, the last preceding business day).
(c)    The 2021 PSUs vested based on the Company’s cumulative Parent FCF results for the three-year period ended December 31, 2023, which resulted in a payout of 153.68% of target. Final certification of results and distribution of shares occurred in the first quarter of 2024. For purposes of this proxy statement, the PSUs vested at that performance level as of December 31, 2023, using the closing stock price of $19.25 of December 29, 2023 (the last business day of the year)
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(d)    The 2020 RSU award was granted on February 21, 2020 and vested in three equal installments on the anniversary of the grant date. The third vesting occurred on February 21, 2023 at a vesting price of $25.57.

2023 Non-Qualified Deferred Compensation
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Andrés Gluski	RSRP	$186,150	$285,282	$445,317	$—	$8,763,017
Stephen Coughlin	RSRP	$29,851	$40,363	$23,289	$—	$198,099
Juan Ignacio Rubiolo	IRP(5)	$—	$—	($22,984)	$—	$112,484
Bernerd Da Santos	RSRP	$92,255	$90,360	$107,748	$—	$1,779,178
Tish Mendoza	RSRP	$86,550	$75,546	$57,346	$—	$1,171,723

(1)    Amounts in this column represent elective contributions to the Restoration Supplemental Retirement Plan (“RSRP”) in 2023. Amounts were deferred from the “Salary” and “Non-Equity Incentive Plan Compensation” column of the “2023 Summary Compensation Table”, with the exception of Mr. Rubiolo. The details of his contribution are included in footnote 5 below.
(2)    Amounts represent the Company’s contributions to the RSRP. The Company’s contributions to the RSRP and the 401(k) Plan are included in the 2023 row of the “All Other Compensation” of the “2023 Summary Compensation Table.”
The table below summarizes the Company contributions under the RSRP that are included in the “2023 Summary Compensation Table.”

Name	2023 Company Contributions	2022 Company Contributions	2021 Company Contributions
Mr. Gluski	$285,282	$264,951	$255,185
Mr. Coughlin	$40,363	$21,852	$13,150
Mr. Rubiolo	$—	$—	n/a
Mr. Da Santos	$90,360	$80,136	$73,701
Ms. Mendoza	$75,546	$55,242	$51,444

(3)    Amounts represent investment earnings under the RSRP and International Retirement Plan (IRP).
(4)    Amounts represent the balance of the RSRP and IRP at the end of 2023 and are included in the “2023 Summary Compensation Table” as described in footnote 2 herein.
(5)    Mr. Rubiolo is no longer an active participant in the IRP. In connection with a previous overseas assignment Mr. Rubiolo did participate in the IRP, but neither the Company nor Mr. Rubiolo make contributions to the IRP. The only activity in this account is for investment earnings on previously contributed amounts.

Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)

The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to The AES Corporation Retirement Savings Plan (the “401(k) Plan”). As a result of these regulations, matching contributions to the 401(k) Plan accounts of our NEOs in fiscal year 2023 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in the RSRP which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

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Individuals who participate in the RSRP may defer up to 80% of their base salary and up to 100% of their annual bonus under the RSRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to statutory limits.

The Company may maintain up to four separate deferral accounts for participants in the RSRP, each of which may have a different distribution date and a different distribution option. A participant in the RSRP may elect to have distributions made in a lump sum payment or annually over a period of two to fifteen years. All RSRP distributions are made in cash.

Under the RSRP individuals have the ability to select from a list of hypothetical investments. The investment options are functionally equivalent to the investments made available to all participants in the 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual RSRP account balances are 100% vested.

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Potential Payments Upon Termination or Change-in-Control

The following table contains estimated payments and benefits to each of the currently employed NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or change-in-control event occurred on December 31, 2023 and, where applicable, use the closing price per share of AES common stock of $19.25, as reported on the NYSE on December 29, 2023 (the last business day of the year).

	Termination
Name	Voluntary or For Cause	Without Cause	In Connection with Change in Control	Death	Disability	Change in Control Only (No Termination)
Andrés Gluski
Cash Severance(1)	$—	$6,205,000	$9,307,500	$—	$—	$—
Accelerated Vesting of LTC(2)	$—	$—	$18,965,625	$18,965,625	$18,965,625	$—
Benefits Continuation(3)	$—	$48,648	$72,972	$—	$—	$—
Outplacement Assistance(4)	$—	$25,000	$25,000	$—	$—	$—
Total	$—	$6,278,648	$28,371,097	$18,965,625	$18,965,625	$—

Stephen Coughlin
Cash Severance(1)	$—	$1,194,000	$2,388,000	$—	$—	$—
Accelerated Vesting of LTC(2)	$—	$—	$2,574,258	$2,574,258	$2,574,258	$—
Benefits Continuation(3)	$—	$21,716	$32,574	$—	$—	$—
Outplacement Assistance(4)	$—	$25,000	$25,000	$—	$—	$—
Total	$—	$1,240,716	$5,019,832	$2,574,258	$2,574,258	$—

Juan Ignacio Rubiolo
Cash Severance(1)	$—	$1,060,000	$2,120,000	$—	$—	$—
Accelerated Vesting of LTC(2)	$—	$—	$3,352,679	$3,352,679	$3,352,679	$—
Benefits Continuation(3)	$—	$21,716	$32,574	$—	$—	$—
Outplacement Assistance(4)	$—	$25,000	$25,000	$—	$—	$—
Total	$—	$1,106,716	$5,530,253	$3,352,679	$3,352,679	$—

Bernerd Da Santos
Cash Severance(1)	$—	$1,288,000	$2,576,000	$—	$—	$—
Accelerated Vesting of LTC(2)	$—	$—	$2,918,855	$2,918,855	$2,918,855	$—
Benefits Continuation(3)	$—	$21,716	$32,574	$—	$—	$—
Outplacement Assistance(4)	$—	$25,000	$25,000	$—	$—	$—
Total	$—	$1,334,716	$5,552,429	$2,918,855	$2,918,855	$—

Tish Mendoza
Cash Severance(1)	$—	$1,154,000	$2,308,000	$—	$—	$—
Accelerated Vesting of LTC(2)	$—	$—	$2,541,751	$2,541,751	$2,541,751	$—
Benefits Continuation(3)	$—	$21,716	$32,574	$—	$—	$—
Outplacement Assistance(4)	$—	$25,000	$25,000	$—	$—	$—
Total	$—	$1,200,716	$4,907,325	$2,541,751	$2,541,751	$—

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(1)    Upon termination without cause, or a qualifying termination following a change-in-control, and in the case of Mr. Gluski, termination due to death or disability, or Good Reason (outside of change-in-control), a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above table because as of December 31, 2023, the service and performance conditions under AES’ 2023 annual incentive plan would have been satisfied.
(2)    Accelerated Vesting of Long-Term Compensation (“LTC”) includes the value of outstanding PSUs, PCUs, and RSUs, all at the target payout levels.

The following table provides further detail on Accelerated Vesting of LTC by award type.

	PSUs	RSUs	PCUs	Total Accelerated LTC Vesting
Mr. Gluski	$5,255,269	$3,285,956	$10,424,400	$18,965,625
Mr. Coughlin	$707,457	$453,126	$1,413,675	$2,574,258
Mr. Rubiolo	$625,779	$1,476,937	$1,249,963	$3,352,679
Mr. Da Santos	$810,098	$500,442	$1,608,315	$2,918,855
Ms. Mendoza	$707,418	$433,703	$1,400,630	$2,541,751

(3)    Upon termination without cause and a qualifying termination following a change-in-control, the NEO may receive continued medical, dental and vision benefits. The value of benefits continuation is based on the share of premiums paid by the Company on each NEO’s behalf in 2023, based on the coverage in place at the end of December 2023. For the period that benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.
(4)    Upon termination without cause, or in the case of Mr. Gluski, for Good Reason, or a qualifying termination following a change-in-control, the NEOs are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control

The following narrative outlines our compensatory arrangements with our NEOs, and is in addition to other summaries of their terms found in the CD&A, “Narrative Disclosure Relating to the “2023 Summary Compensation Table” and “2023 Grants of Plan-Based Awards Table”, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table.”

Potential Payments upon Termination under the Executive Severance Plan

Executive Officers are eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under our Executive Severance Plan. This plan was adopted during 2011 and does not include a Section 280G excise tax gross-up consistent with our policy prohibiting change-in-control tax gross-ups. Payments and benefits provided to the NEOs upon each termination circumstance are detailed below.

In the event of termination due to disability, the NEO is entitled to receive the following payments:
•Disability benefits under our long-term disability program in effect at the time;
•Base salary through the termination date or, if earlier, the end of the month preceding the month in which disability benefits commence; and
•In the case of Mr. Gluski, a pro-rata portion of his annual bonus to the extent earned, based upon the number of days he was employed during the year (“Pro-Rata Bonus”).
In the event of termination due to death, the NEO’s legal representative is entitled to his or her base salary through the termination date and, in the case of Mr. Gluski, the Pro-Rata Bonus.

In the event the NEO’s employment is terminated for cause or the NEO voluntarily resigns, the NEO is only entitled to receive his or her base salary through the termination date.
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If we terminate the NEO’s employment without cause, or in the case or Mr. Gluski, he terminates for “Good Reason,” the NEO is entitled to receive:
•Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to one times (two times in the case of Mr. Gluski) the sum of the NEO’s base salary and target bonus for the year in which the termination of employment occurs;
•Continued participation for 12 months (24 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and
•Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
If within two years following a “change-in-control,” the NEO terminates employment for “Good Reason” or if we terminate the NEO’s employment, other than for cause or disability, the NEO is entitled to receive:
•Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times (three times in the case of Mr. Gluski) the sum of the NEO’s base salary and target bonus for the year in which the termination of employment occurs;
•Continued participation for 18 months (36 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the NEO was participating in at the time of termination; and
•Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
In addition, the NEOs are subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Executive Severance Plan, and the execution of a general release of claims against the Company. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us.

Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan (for all NEOs)
The vesting of PSUs, PCUs, and RSUs and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment or (2) as a result of a change-in-control. The vesting conditions are defined by the provisions set forth in the “2003 Long Term Compensation Plan” as outlined below:
Performance Stock Units, Performance Cash Units, and Restricted Stock Units
If the NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date, PSUs (at target), PCUs (at target) and/or RSUs (at target, in the case of RSUs with a performance feature) will immediately vest and be delivered.

A voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding PSUs, PCUs, and RSUs. Involuntary termination allows prorated time-vesting in increments of one-third or two-thirds vesting in the case of PSUs and PCUs. Under a qualified retirement, which requires Committee approval, the NEO must either reach i) 60 years of age and seven years of service with the Company or an affiliate or ii) at least 57 years of age and at least 10 years of service with the Company or an affiliate, and, if the Committee so approves, such awards will be paid on the original schedule and, in the case of performance awards, subject to performance against the applicable goals of the awards. In the case of Mr. Gluski, he has reached both the age and years of service criteria to be eligible for qualified retirement.  If he had retired on December 31, 2023, and if the Committee approved a qualified retirement, the aggregate value of his PSUs (assuming target performance), PCUs (assuming target performance), and RSUs (assuming target performance, in the case of RSUs with a performance feature) would have been $18,965,625. In the case of Mr. Da Santos, he has also reached both the age and years of service criteria to be eligible for a qualified retirement.  If he had retired on December 31, 2023, and if the Committee approved a qualified retirement, the aggregate value of his PSUs (assuming target performance), PCUs (assuming target performance), and RSUs (assuming target performance, in the case of RSUs with a performance feature) would have been $2,918,855.

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If a change-in-control occurs prior to the end of the three-year performance period, PSUs (at target), PCUs (at target), and RSUs (at target performance, in the case of RSUs with a performance feature) will only become fully vested should a double-trigger occur. The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control (other than for a qualifying retirement).

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control, the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his or her elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

For additional information pertaining to definition of terms, please reference “Appendix B: Definition of Terms.”

CEO Pay Ratio

As required by SEC rules, we are disclosing the median annual total compensation of all employees of AES (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median annual total compensation of all employees to the annual total compensation of the CEO.

We may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change that would significantly impact the 2021 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2023. As a result, we used the same median employee for the 2023 CEO pay ratio as we did for the 2021 CEO pay ratio disclosure.

For the pay ratio analysis of our employee population conducted in 2021, we chose December 1st as the determination date to identify our median employee, which date was within the last three months of our most recently completed fiscal year. As of December 1, 2021, we employed 8,718 individuals, with 38% of these individuals located in the United States. Our median employee was selected using data for the following elements of compensation: salary, equity grants, and non-equity incentive compensation, over a trailing 12-month period, from December 1, 2021.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. For purposes of converting our median employee’s compensation to United States dollars, we used the prevailing foreign exchange rate as of the end of 2023.

For fiscal 2023, the median employee’s annual total compensation was $52,028, and the total annual compensation of our CEO was $12,716,194. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2023 is 244:1.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

Supplemental Disclosure - CEO Pay Ratio

The Company has a significant global footprint with approximately 62% of its workforce located outside of the United States.

For 2023, the median of the annual total compensation of our US-based Clean Energy Business Unit, Utilities Business Unit, and Corporate office employees (other than our CEO) was $165,240.  The same methodology was used as
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described above, except for limiting this review to these employees only. The ratio of the total annual compensation of our CEO to the median of the total annual compensation of our US-based Clean Energy Business Unit, Utilities Business Unit, and Corporate office employees for fiscal 2023 is 77:1.

	Global	U.S. Only
AES 2023 CEO Pay Ratio	244:1	77:1

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated by reference into the AES Form 10-K for the year ended December 31, 2023.

The Compensation Committee of the Board of Directors,

Alain Monié, Chair
Janet G. Davidson
Moisés Naím
Teresa M. Sebastian

Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:
•Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth in the short-term through the annual incentive award based on quantifiable goals and in the long-term, through the payment of awards, the value of which are tied directly to AES share price performance;
•Our annual incentive plan, PSUs, and PCUs provide a defined range of payout opportunities from 0% - 200% of target;
•Total compensation levels are heavily weighted on long-term incentive awards;
•The Company has stock ownership guidelines so that the NEOs’ to have direct ties to the long-term success of the Company; and
•The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.

In 2023, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators including:
•Balance of fixed and variable pay opportunities;
•Capped incentive plans and multiple incentive measures;
•Mix of measurement time periods;
•Long-term stock ownership requirements and holding requirements;
•Allowable Compensation Committee discretion for the incentive plans;
•Compensation Committee oversight, including plan results and approval of goals;
•Moderate severance program; and
•Clawback policy.
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Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program are not reasonably likely to have a material adverse effect upon AES.

[Remainder of Page Intentionally Left Blank]

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Pay Versus Performance Disclosure

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO1 (b)	Compensation Actually Paid to PEO1,2 (c)	Average Summary Compensation Table for Non-PEO NEOs[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs 1,2 (e)	Total Shareholder Return3 (f)	Peer Group Total Shareholder Return[3] (g)	Net Income ($M) (h)	Parent Free Cash Flow ($M)4 (i)
2023	$12,716,194	($5,546,374)	$3,023,432	$31,596	$109	$112	($182)	$1,003
2022	$12,525,258	$27,934,235	$3,210,492	$4,525,790	$158	$120	($505)	$906
2021	$14,379,190	$13,464,027	$3,363,281	$2,482,306	$129	$118	($409)	$839
2020	$11,468,027	$15,372,256	$2,098,237	$2,583,769	$122	$101	$46	$777

(1) Mr. Gluski served as our principal executive officer (“PEO”) for the full year for each of 2023, 2022, 2021 and 2020. For 2023, our non-PEO named executive officers (NEOs) included Mr. Coughlin, Mr. Rubiolo, Mr. Da Santos, and Ms. Mendoza. For 2022, our non-PEO NEOs included Mr. Coughlin, Mr. Da Santos, Mr. Rubiolo, Ms. Mendoza, and Mr. Nebreda. For 2021, our non-PEO NEOs included Mr. Coughlin, Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger. For 2020, our non-PEO NEOs included Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger.
(2) For each of 2023, 2022, 2021 and 2020, the values included in this column for the compensation actually paid (CAP) to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Mr. Andres Gluski		2023	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))*		$12,716,194	$12,525,258	$14,379,190	$11,468,027
-	Summary Compensation Table “Stock Awards” column value	($8,796,107)	($8,627,752)	($10,623,105)	($7,931,169)
-	Summary Compensation Table “Options Awards” column value	$0	$0	$0	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$6,333,456	$16,022,414	$8,027,727	$9,410,569
+	Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	($7,783,926)	$4,561,038	$262,049	$951,397
+	Vesting date fair value of equity awards granted and vested in the covered year	$0	$0	$0	$0
+	Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	($1,472,353)	$3,453,277	$1,418,166	$1,473,432
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	($6,543,638)	$0	$0	$0
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$0	$0	$0	$0
+	Excess fair value for equity award modifications	$0	$0	$0	$0
Compensation Actually Paid to PEO (column (c))		($5,546,374)	$27,934,235	$13,464,027	$15,372,256
*Pension calculations excluded from the above table as AES’ PEO does not participate in any pension plan.

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Average for Non-PEO NEOs		2023	2022	2021	2020
Summary Compensation Table Average Total for Non-PEO NEOs (column (d))*		$3,023,432	$3,210,492	$3,363,281	$2,098,237
-	Summary Compensation Table “Stock Awards” Column Value	($1,405,625)	($1,605,414)	($1,772,678)	($991,531)
-	Summary Compensation Table “Options Awards” Column Value	$0	$0	($574,563)	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$1,018,912	$2,361,757	$704,650	$1,176,481
+	Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	($1,092,528)	$394,713	$18,412	$146,602
+	Vesting date fair value of equity awards granted and vested in the covered year	$0	$0	$1,146,227	$0
+	Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	($986,494)	$251,276	$139,807	$153,980
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	($526,101)	($87,034)	($542,830)	$0
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$0	$0	$0	$0
+	Excess fair value for equity award modifications	$0	$0	$0	$0
Average Compensation Actually Paid to Non-PEO NEOs (column (e))		$31,596	$4,525,790	$2,482,306	$2,583,769
*Pension calculations excluded from the above table as AES Non-PEO NEOs do not participate in any pension plan.

(3) Total shareholder return (TSR) for the Company and the peer group was calculated as the yearly percentage change in cumulative TSR based on a deemed fixed investment of $100 at market close on December 31, 2019 and in accordance with Items 201(e) and 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, our peer group is the S&P 500 Utilities Index. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding the cumulative returns over time.
(4) Parent Free Cash Flow is calculated as set forth in Appendix A: Non-GAAP Measures.

Pay Versus Performance Relationship Descriptions

Period	Compensation Actually Paid to PEO	Average Compensation Actually Paid to Non-PEO NEOs	AES’ TSR	Peer Group TSR	Net Income	Parent Free Cash Flow
2020 to 2023	Decrease by 136%	Decrease by 99%	8.8%	11.6%	Decrease of $228M	Increase of $226M

•Relationship between Compensation Actually Paid to our PEO and the Average of Compensation Actually Paid to Non-PEO NEOs and AES’ Cumulative TSR. From 2020 through 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 136% and 99%, respectively, compared to AES’ cumulative TSR of 8.8% over the same time period. In 2023, CAP decreased for our PEO and Non-PEO NEOs largely due to the TSR results, further emphasizing the link between pay and performance for our executives.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2020 through 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 136% and 99%, respectively, compared to a decrease of $228M in our Net Income over the same time period. Net Income included in the Pay Versus Performance table is calculated in accordance with GAAP and includes the impact of asset impairments which are largely due to AES’ continued execution of its energy transition strategy to exit from coal generation.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Parent Free Cash Flow. From 2020 through 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 136% and 99%, respectively, compared to a $226M increase in our Parent Free Cash Flow over the same period.
•Relationship Between the Company’s TSR and the Peer Group TSR. AES’ cumulative TSR for the 2020 through 2023 period of 8.8% which lagged that of the peer group (S&P 500 Utilities Index) which was 11.6% over the same period.

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Tabular List

The following table lists the financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs for fiscal 2023 to our performance:

Performance Metric
Adjusted Earnings Per Share (EPS)
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
Parent Free Cash Flow
Relative TSR vs. S&P 500 Utilities Index
Relative TSR vs. S&P 500 Index
Relative TSR vs. MSCI Latin America Index

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AUDIT MATTERS

Report of the Financial Audit Committee

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures; the performance of the Company’s internal audit function and the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Audit Committee’s Charter. In addition to discussions with the CEO, CFO and other members of Management regarding the preparation of the Company’s financial statements and operating results during fiscal year 2023, the Audit Committee, pursuant to the Audit Committee’s oversight of the Company’s internal audit function and Ethics and Compliance program, received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

As of March 8, 2024, the Audit Committee included five members of the Board. In February 2024, the Board determined that each member of the Audit Committee qualified as independent under the independence standards existing under the NYSE rules and under the independence standards for audit committee members under the Exchange Act. At that time, the Board also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mses. Koeppel, Laulis, and Shaughnessy, and Mr. Anderson qualified as Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such members.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). EY has served as the Company’s independent registered public accounting firm since 2008. The Audit Committee discussed with EY the overall scope and plans for the integrated audit of the Company’s financial statements, and met with EY with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has primary responsibility for establishing and maintaining adequate internal financial controls for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor EY is responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. EY’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its Stockholders. The Audit Committee participates in the selection of the lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any); through in-person meetings with the Lead Partner; and through discussion between the Committee and Management regarding the selection of the Lead Partner. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

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The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2023 with Management and EY. In addition, the Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

EY has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm’s independence from the Company. The Audit Committee has concluded that EY’s provision of audit services to the Company is compatible with EY’s independence. The Audit Committee also discussed EY’s proposed fees with Management, including the scope of services, fees paid to comparable companies, fees paid by the Company in prior years, and other factors relevant to the appropriateness of fees. Based on this review, the Audit Committee approved the amount of fees to be paid to EY for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm of this Proxy Statement.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023 be included in the AES Form 10-K.

The Financial Audit Committee,

Gerard M. Anderson
Tarun Khanna
Holly K. Koeppel, Chair
Julie Laulis
Maura Shaughnessy

Information Regarding the Independent Registered Public Accounting Firm
The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2023 and December 31, 2022 by the Company’s principal accounting firm, EY.

	$ in millions
	2023	2022(1)
Audit Fees	$18.76	$16.48
Audit Related Fees	0.48	0.25
Tax Fees	0.05	0.00
All Other Fees	0.02	0.00
Total Fees	$19.31	$16.73
(1) 2022 Audit Fees and All Other Fees have been updated to account for the final fees and expenses incurred during such year.

Audit Fees. The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees. The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans and accounting consultations.

Tax Fees. EY provided certain tax services related to tax exemption advisory and a review of income tax returns in the fiscal year ended December 31, 2023. EY did not provide any services to AES related to tax compliance, tax advice or tax planning in 2022.

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All Other Fees. The amounts noted above for All Other Fees include fees billed for the fiscal year ended December 31, 2023 for access provided to an EY Technical Researcher.

Pre-Approval Policies and Procedures. The Company desires to maintain an independent relationship between itself and EY, and to confirm that level of independence during 2023, the Audit Committee maintained its pre-approval policy established in 2002 to evaluate whether EY may be eligible to provide certain services outside of its main role as outside auditor. The pre-approval policy permits EY to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee consistent with the terms, exceptions and limitations set forth in the Sarbanes-Oxley Act, subject to de minimis exceptions for permitted non-audit services that are later approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by EY during 2023 were pre-approved by the Audit Committee in accordance with Company policy and the Sarbanes-Oxley Act.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 8, 2024, based on 710,808,254 shares outstanding as of such date, by (a) each Director serving as of March 8, 2024, each Director nominee, and each NEO set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group, and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of March 8, 2024 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our Common Stock.
Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)
Gerard M. Anderson	Director	8,060	*
Inderpal S. Bhandari	Director	6,538	*
Janet G. Davidson	Director	57,487	*
Andrés R. Gluski	President, CEO and Director	1,915,889	*
Tarun Khanna	Director	279,511	*
Holly K. Koeppel	Director	151,727	*
Julia M. Laulis	Director	57,794	*
Alain Monié	Director	221,526	*
John B. Morse, Jr.	Director and Chairman of the Board	350,562	*
Moisés Naím	Director	180,027	*
Teresa M. Sebastian	Director	23,581	*
Maura Shaughnessy(3)	Director	142,104	*
Stephen Coughlin	EVP and CFO	107,003	*
Bernerd Da Santos	EVP and President, Renewables	406,923	*
Tish Mendoza	EVP and CHRO	298,902	*
Juan Ignacio Rubiolo	EVP and President, Energy Infrastructure	152,443	*
All Directors and Executive Officers as a Group (18) persons		4,551,319	0.64%

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Shares Beneficially Owned by Greater Than 5% Stockholders

Name/Address	Shares of Common Stock Beneficially Owned	% of Class
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, PA 19355	87,795,504	12.35%
Capital International Investors (5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	80,629,142	11.34%
Capital World Investors (6) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	71,352,302	10.04%
BlackRock Inc. (7) 50 Hudson Yards New York, NY 10001	57,294,844	8.06%
FMR, LLC (8) 245 Summer Street Boston, MA 02210	39,341,730	5.53%

*    Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)    The shares of our Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, shares of our Common Stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our Common Stock within 60 days of March 8, 2024, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Includes (a) the following shares issuable upon exercise of Options outstanding that are able to be exercised on or before April 25, 2024: Mr. Anderson – 0 shares; Mr. Bhandari – 0 shares; Ms. Davidson – 0 shares; Dr. Khanna – 20,000 shares; Ms. Koeppel - 0 shares; Ms. Laulis – 0 shares; Mr. Monié – 99,051 shares; Mr. Morse – 0 shares; Dr. Naím – 0 shares; Ms. Sebastian – 0 shares; Ms. Shaughnessy – 0 shares; Mr. Gluski – 0 shares; Mr. Da Santos – 66,250 shares; Ms. Mendoza – 66,250 shares; Mr. Coughlin – 0 shares; Mr. Rubiolo – 0 shares; and all Directors and Executive Officers as a group – 251,551 shares; (b) the following units issuable under The AES 2003 Long Term Compensation Plan, including The AES Corporation Deferred Compensation Plan for Directors: Mr. Anderson – 8,060 units; Mr. Bhandari – 6,538 units; Ms. Davidson – 57,487 units; Dr. Khanna – 255,211 units; Ms. Koeppel – 151,727 units; Ms. Laulis units – 56,294; Mr. Monié – 93,750 units; Mr. Morse – 339,562 units; Dr. Naím – 180,027 units; Ms. Sebastian – 23,581 units; Ms. Shaughnessy  – 32,451 units; all non-employee Directors as a group – 1,204,688 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski – 31,752 shares; Mr. Coughlin – 0 shares; Mr. Da Santos – 30,211 shares; Ms. Mendoza – 27,276 shares; Mr. Rubiolo – 0 shares; and all Executive Officers as a group – 92,074 shares.

(3)    Includes 49,000 shares held in two separate trusts for which Ms. Shaughnessy serves as trustee.

(4)     Based solely on information furnished in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024, in which Vanguard reported that it had (a) sole power to vote or to direct the vote of 0 shares, (b) shared power to vote or to direct the vote of 838,174 shares, (c) sole power to dispose or to direct the disposition of 84,934,399 shares, and (d) shared power to dispose or to direct the disposition of 2,861,105 shares, with an aggregate amount beneficially owned by the reporting person of 87,795,504 shares.
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(5)    Based solely on information furnished in the Schedule 13G/A filed by Capital International Investors (“CII”) with the SEC on February 9, 2024, in which CII reported that it had (a) sole power to vote or to direct the vote of 80,350,443 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 80,629,142 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person 80,629,142 shares. CII is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CII's divisions of each of the investment management entities collectively provide investment management services under the name "Capital International Investors."
(6)    Based solely on information furnished in the Schedule 13G/A filed by Capital World Investors (“CWI”) with the SEC on February 9, 2024, in which CWI reported that it had (a) sole power to vote or to direct the vote of 71,352,181 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 71,352,302 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person 71,352,302 shares. CWI is a division of CRMC, as well as the investment management entities.

(7) Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates (“BlackRock”) with the SEC on January 25, 2024, in which BlackRock reported that it had (a) sole power to vote or to direct the vote of 52,760,318 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 57,294,844 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person of 57,294,844 shares.

(8) Based solely on information furnished in the Schedule 13G filed by FMR, LLC and certain of its affiliates (“Fidelity”) with the SEC on February 9, 2024, in which Fidelity reported that it had (a) sole power to vote or to direct the vote of 33,367,896 shares, (b) shared power to vote or to direct the vote of 0 shares, (c) sole power to dispose or to direct the disposition of 39,341,730 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person of 39,341,730 shares.

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ANNUAL MEETING PROPOSALS

Proposal 1: Election of Directors

The Board has nominated eleven Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2025. The Governance Committee has evaluated and recommended the Nominees in accordance with its charter. Biographies describing each candidate’s background and relevant experience can be found in the Board and Committee Governance section under Board of Directors - Biographies of this Proxy Statement on page 26.

Name	Age	Director Since	Occupation
Gerard M. Anderson	65	2023	Former CEO and current Executive Chairman of DTE Energy Company
Inderpal S. Bhandari	64	2024	Former Global Chief Data Officer of IBM
Janet G. Davidson	67	2019	Former EVP, Quality & Customer Care of Alcatel Lucent
Andrés R. Gluski	66	2011	President and CEO of AES
Holly K. Koeppel	65	2015	Former Chief Financial Officer for American Electric Power
Julia M. Laulis	61	2020	President, CEO, and Chair of Cable One, Inc.
Alain Monié	73	2017	Former CEO and current Executive Chairman of Ingram Micro Inc.
John B. Morse, Jr.	77	2008	Former SVP, Finance and CFO of The Washington Post Company
Moisés Naím	71	2013	Distinguished Fellow, Carnegie Endowment for International Peace
Teresa M. Sebastian	66	2021	President and CEO of The Dominion Asset Group
Maura Shaughnessy	62	2021	Former Global Portfolio Manager of MFS Utilities Fund

The Board Recommends a Vote FOR the Election of Each of the Director Nominees Named Above

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Proposal 2: Approval, on an Advisory Basis, of the Company’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement (referred to as a say-on-pay vote). At our 2023 Annual Meeting, Stockholders voted to hold an advisory vote on our executive compensation program on an annual basis (with the next one occurring in 2025), and based on the Board’s recommendation and the voting results, the Company determined that future say-on-pay votes will be held every year until the next advisory vote on the frequency of such advisory votes in 2029. The Company asks that you support the compensation of our NEOs as disclosed in the CD&A section and the accompanying tables and narratives contained in this Proxy Statement.

The CD&A section discusses how our executive compensation policies and programs implement our executive compensation philosophy, including our emphasis on pay for performance. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board Recommends a Vote FOR the Approval, on an Advisory Basis, of the Company’s Executive Compensation

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Proposal 3: Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2024

The Audit Committee has appointed EY, an independent registered public accounting firm, as the auditor to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the fiscal year ending December 31, 2024. The appointment of EY is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of EY will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of EY and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2024 is hereby APPROVED, RATIFIED AND CONFIRMED.”

In the event the Stockholders do not ratify the appointment of EY, the Audit Committee will consider whether it should appoint an alternative firm.

The Board Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2024

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IMPORTANT INFORMATION ABOUT AES’ VIRTUAL ANNUAL MEETING

AES’ Annual Meeting will be conducted online only, via a live webcast. If you were a holder of record on the close of business on March 8, 2024, you are entitled to participate in the Annual Meeting on April 25, 2024. Below are answers to some frequently asked questions about the virtual annual meeting format.

Why did the Board decide to adopt a virtual format for the Annual Meeting?
The Board decided again to hold a virtual Annual Meeting this year to facilitate and increase Stockholder attendance and participation by providing equal meeting access to all of our Stockholders - not just those Stockholders who have the resources to travel to an in-person meeting. With a virtual format, Stockholders are able to participate in the Annual Meeting from any location in the world and our Stockholders who do not have an internet connection or computer access are able to listen to the Annual Meeting through a toll-free telephone number. We believe this virtual format better serves the needs of our diverse and global Stockholder base. A virtual meeting also provides an additional opportunity for Stockholders to communicate with the Board by submitting questions before and during the meeting through the virtual meeting portal as described below, and it eliminates many of the costs associated with hosting a physical meeting, which will benefit both our Stockholders and AES.
How can I attend and participate in the Annual Meeting?
To participate, visit https://meetnow.global/MQ6K6KN and login with the control number included in your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
How do I register to attend the Annual Meeting?
If you are a registered Stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting. Please follow the instructions on the Notice.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting.

To register to attend the Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your AES holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, on April 23, 2024. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare:

By email:     Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:     Computershare
        AES Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001
When can I join the virtual Annual Meeting?
You may log into the Annual Meeting platform beginning at 9:45 a.m. EDT on April 25, 2024. The Annual Meeting will begin promptly at 10:00 a.m. EDT. We encourage you to access the Annual Meeting prior to the start time.

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How can I ask questions and vote?
We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting https://meetnow.global/MQ6K6KN. If you wish to submit a question before or during the Annual Meeting, then beginning at 9:45 a.m. EDT on April 15, 2024 you may log in to https://meetnow.global/MQ6K6KN with your control number. Once past the login screen, click on the “Q & A” icon at the top right of the screen to submit your question. Stockholders may also vote during the Annual Meeting by visiting https://meetnow.global/MQ6K6KN and selecting the “Vote” icon located in the top right of the page. Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Answers to any questions posed that cannot be answered during the Annual Meeting due to time constraints will be posted on our website as described below.
What if I lose my control number?
You will be able to log in as a guest. To view the Annual Meeting webcast, visit https://meetnow.global/MQ6K6KN and register as a guest. However, if you log in as a guest, you will not be able to vote your shares or submit questions during the Annual Meeting.
What if I don’t have internet access?
Please call (USA & Canada - Toll-Free) (800) 715-9871 and use the Conference ID 7412093 to listen to the Annual Meeting via telephone. If you participate via telephone, you will not be able to vote your shares or ask questions during the Annual Meeting.
What if I have technical or logistical difficulties?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call for assistance. Technical support will be available starting at 9:00 a.m. EDT on April 25, 2024.
Where can I find additional information?
Additional information regarding the ability of Stockholders to ask questions during the Annual Meeting, related rules of conduct, and procedures for posting appropriate questions received during the Annual Meeting will be available at https://meetnow.global/MQ6K6KN two weeks prior to the Annual Meeting. Similarly, matters addressing technical and logistical issues, including accessing the Annual Meeting’s virtual meeting platform, will be available on our investor relations page one week prior to the Annual Meeting at https://www.aes.com/investors/. In addition, the list of our Stockholders of record will be available during the Annual meeting at https://meetnow.global/MQ6K6KN.
What if I have additional questions?
You may contact AES Investor Relations at inquires@aes.com or call (703) 682-6491.

Our Commitment to Transparency
If there are questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting, management will post answers to such questions on the Investor Relations page of the Company’s website (https://www.aes.com/investors). The questions and answers and a replay of the Annual Meeting will be available as soon as practicable after the Annual Meeting and will remain available for two weeks after posting.

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QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING
What is the record date?
The record date for the Annual Meeting is March 8, 2024. The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Each share of common stock is entitled to one vote.
How does a Stockholder submit a vote on a proposal?
A Stockholder may vote via the internet prior to or during the Annual Meeting. A Stockholder may also vote by telephone or by marking, signing, dating and returning a Proxy Card to Computershare PO Box 43101, Providence, RI 02940-3101. Instructions on how to vote by phone or via the internet are set forth in the Notice or Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth in the voting instruction card provided by your broker or other intermediary.
What are the approval requirements?
If a proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth below. Each share of common stock is entitled to one vote on each proposal contained herein.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and the approval, on an advisory basis, of the Company’s executive compensation. However, brokers may vote their clients’ shares on “routine” proposals such as the proposal to ratify the appointment of EY as the independent auditor of the Company for fiscal year 2024. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

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Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions and Broker Non-Votes
(1) Election of Directors	“FOR” “AGAINST, or “ABSTAIN” on each nominee	“FOR” each nominee	Majority of votes cast for such nominee	None
(2) Approval, on an Advisory Basis, of the Company’s Executive Compensation	"FOR,” “AGAINST,” or “ABSTAIN”	“FOR”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Broker non-votes have no effect.
(3) Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2024	"FOR,” “AGAINST,” or “ABSTAIN”	“FOR”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Brokers have discretion to vote.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our By-Laws, the presence, in person (including virtually) or represented by proxy, of a majority of the issued and outstanding shares of our Common Stock entitled to vote at the Annual Meeting will constitute a quorum, except as otherwise provided by statute or by the Charter. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.
May a Stockholder change or revoke a vote?
Stockholders are entitled to revoke their Proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy bearing a later date than the original submitted proxy, submit voting instructions again by telephone or via the internet, or participate in the Annual Meeting and vote online during the Annual Meeting. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares during the meeting.
Are voting records confidential?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
How does the Company solicit proxies?
The Company will solicit Proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of Proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting Proxies from Stockholders and we will pay a collective fee estimated at $16,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our Common Stock.
How may a Stockholder submit future Stockholder proposals?
SEC rules permit Stockholders to submit proposals for inclusion in the Company’s proxy statement if the Stockholder and proposal meet the requirements specified in Rule 14a-8 of the Exchange Act.
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•Where to send Stockholder proposals. A Stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) must comply with the requirements of Rule 14a-8 of the Exchange Act and be submitted in writing by notice delivered to the Office of the Corporate Secretary, located at The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Deadline for Stockholder proposals. Stockholder proposals submitted pursuant to Rule 14a-8 must be received at our principal executive offices at least 120 days before the anniversary of the release of the prior year’s proxy material (i.e., by November 14, 2024), unless the date of our 2025 Annual Meeting is changed by more than 30 days from April 25, 2025 (the one-year anniversary date of the Annual Meeting), in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.
•Information to include in Stockholder proposals. Stockholder proposals must conform to and set forth the specific information required by Rule 14a-8 of the Exchange Act.
Our By-Laws establish certain requirements for proposals a Stockholder wishes to present at the 2025 Annual Meeting other than pursuant to Rule 14a-8. If the proposal is not being submitted pursuant to Rule 14a-8, the proposal must be written and delivered to the Office of the Corporate Secretary at the address set forth above by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no later than January 25, 2025 and no earlier than December 26, 2024 for the 2025 Annual Meeting); provided, however, that in the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary date of the 2024 Annual Meeting, or if no such meeting was held, notice by the Stockholder, to be timely, must be delivered at the address set forth above not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting, or the 10th day following the day on which public announcement (as defined in Section 2.15(E) of the By-Laws) of the date of such annual meeting is first made by the Company. In no event shall adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. As described in Sections 2.15(B) and 2.16 of our By-Laws, the notice must contain certain information, including, without limitation, (1) a brief description of the business proposed to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) the reasons why such stockholder or any other Proposing Person (as defined in the By-Laws) believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders, and (5) any other information relating to such business that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with the solicitations of proxies in support of the business proposed to be brought before the meeting.
How may a Stockholder nominate a Director?

Our By-Laws set forth the procedures for Stockholder nominations of Directors.

•Stockholder nomination of Directors. As described in Section 9.01 of our By-Laws, nominations of persons eligible for election to the Board may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder of the Company present in person who is a stockholder of record at the time of giving of the notice, on the record date(s) for the determination of stockholder entitled to notice of and to vote at the meeting, and at the time of the meeting, and who is entitled to vote at such meeting, who provides the required notice in accordance with Section 9.01 of our By-Laws, and who nominates a number of nominees that does not exceed the number of Directors that will be elected at the meeting.
•Timing for notice (other than proxy access procedures). The notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below, and if applicable, a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees) must be given, either by personal delivery or by United States mail, postage prepaid, in proper written form to the Office of the Corporate Secretary at the address set forth above (a) with respect to an election to be held at an annual meeting of Stockholders, generally not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (as described above) and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors (other than a Stockholder Requested Special Meeting, as such term is defined in the By-Laws), the close of business (as defined in the By-Laws) on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement (as
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defined in Section 2.15(E) of the Company’s By-Laws) of such meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods prescribed for delivery of notice under Section 2.15(B) of the By-Laws.
How may a Stockholders submit a Director nominee to be included in the Company’s Proxy Statement and Form of Proxy (Proxy Access)?

The Company will include in its proxy statement and on its form of proxy the name of a Director nominee submitted pursuant to Section 9.02 of the By-Laws by an “Eligible Stockholder” who provides the information and satisfies the other provisions of the Company’s proxy access By-Laws. To qualify as an “Eligible Stockholder,” a Stockholder or a group of no more than 20 Stockholders must have continuously owned, for at least three years as of the date of the Stockholder Notice (as defined in the By-Laws), at least three percent (3%) of the outstanding shares of the Company entitled to vote in the election of directors as of the date of the Stockholder Notice (the “Required Shares”) and thereafter continue to own the Required Shares through such annual meeting.

•Deadline for notice. The Stockholder notice must be delivered to the Office of the Corporate Secretary no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the preceding year’s annual meeting (no earlier than November 26, 2024 and no later than December 26, 2024 for the 2025 Annual Meeting). In the event the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder notice as described above.
•Other conditions. The ability to include proxy access nominees in the Company’s proxy materials is subject to a number of other requirements, conditions and limitations that are set forth in the By-Laws.
The chairperson of the annual meeting may refuse to acknowledge the introduction of any Stockholder proposal or Director nomination not made in compliance with the foregoing procedures.
What is Householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more Stockholders sharing the same address by delivering a single copy of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement, Annual Report and Notice to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until we or the broker are otherwise notified or until the Stockholder revokes such consent. If, at any time, such Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares as provided in the next paragraph.

Any beneficial owner who has received a single copy of the Proxy Statement, AES Form 10-K or Notice at a shared address can request to receive a separate copy of the Proxy Statement, AES Form 10-K or Notice for the Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, mail or e-mail by following the instructions below. Please note you must include your 15-digit control number when requesting a copy of the materials. To facilitate timely delivery, all requests for a paper copy of the materials must be received by April 11, 2024.

•Internet - Go to www.envisionreports.com/aes. Click “Cast Your Vote or Request Materials.”
•Phone - Call Computershare at (866) 641-4276.
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•Mail - Address a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Email - Send an email to investorvote@computershare.com with “Proxy Materials The AES Corporation” in the subject line. Include your full name and address, plus your 15-digit control number, and state that you want a paper copy of the Annual Meeting materials.

If you are receiving more than one copy of this Proxy Statement, the AES Form 10-K or the Notice at a single address and would like to participate in householding in the future, please contact us using one of the methods noted above.
How can I receive an additional copy of the Annual Report on Form 10-K?
Any Stockholder who desires an additional copy of the AES Form 10-K (including the financial statements and financial schedules) filed on February 26, 2024 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy of the AES Form 10-K by visiting the Company’s website at https://www.aes.com.

Appendix A: Non-GAAP Measures

In this CD&A, we reference certain Non-GAAP measures, including Adjusted Earnings Per Share (Adjusted EPS), Adjusted Earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) and cumulative Parent Free Cash Flow (Parent FCF), which are reconciled to the nearest GAAP measures in the following tables.

Adjusted EPS

We define Adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions and equity securities; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, the tax impact from the repatriation of sales proceeds, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; (e) gains, losses and costs due to the early retirement of debt; and (f) net gains at Angamos, one of our businesses in the Energy Infrastructure SBU, associated with the early contract terminations with Minera Escondida and Minera Spence.

The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. We believe that Adjusted EPS better reflects the underlying business performance of the Company and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions or equity securities remeasurement, unrealized foreign currency gains or losses, losses due to impairments, strategic decisions to dispose of or acquire business interests or retire debt, and the non-recurring nature of the impact of the early contract terminations at Angamos, which affect results in a given period or periods. Adjusted EPS should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

Reconciliation of Adjusted EPS

Year Ended Dec. 31, 2023
Diluted Earnings (Loss) Per Share From Continuing Operations	$0.34
Unrealized derivative and equity security losses [1]	$0.06
Unrealized foreign currency losses [2]	$0.42
Disposition/ acquisition losses (gains) [3]	$(0.11)
Impairment losses [4]	$1.23
Loss on extinguishment of debt [5]	$0.10
Less: Net income tax benefit [6]	$(0.28)
Adjusted EPS	$1.76
2024 Proxy Statement | 84

1 Amount primarily relates to unrealized derivative losses due to the termination of a PPA of $72 million, or $0.10 per share and net unrealized derivative losses at AES Clean Energy of $20 million, or $0.03 per share, offset by net unrealized derivative gains at the Energy Infrastructure SBU of $46 million, or $0.06 per share.
2 Amount primarily relates to unrealized foreign currency losses in Argentina of $262 million, or $0.37 per share, mainly associated with the devaluation of long-term receivables denominated in Argentine pesos, and unrealized foreign currency losses at AES Andes of $25 million, or $0.03 per share.
3 Amount primarily relates to the gain on sale of Fluence shares of $136 million, or $0.19 per share, partially offset by costs due to early plant closure at the Ventanas 2 and Norgener coal-fired plants in Chile of $37 million, or $0.05 per share and at Warrior Run of $6 million, or $0.01 per share, and day-one losses recognized at commencement of sales-type leases at AES Renewable Holdings of $20 million, or $0.03 per share.
4 Amount primarily relates to asset impairments at Warrior Run of $198 million, or $0.28 per share, at New York Wind of $139 million, or $0.20 per share, the Norgener coal-fired plant in Chile of $136 million, or $0.19 per share, at TEG and TEP of $76 million and $58 million, respectively, or $0.19 per share, AES Clean Energy development projects of $114 million, or $0.16 per share, at Mong Duong of $88 million, or $0.12 per share, at Jordan of $21 million, or $0.03 per share, and at the GAF Projects at AES Renewable Holdings of $18 million, or $0.03 per share, and a goodwill impairment at the TEG TEP reporting unit of $12 million, or $0.02 per share.
5 Amount primarily relates to losses incurred at AES Andes due to early retirement of debt of $46 million, or $0.07 per share, and loss on early retirement of debt at AES Hispanola Holdings BV of $10 million, or $0.01 per share.
6 Amount primarily relates to income tax benefits associated with the asset impairments at Warrior Run of $46 million, or $0.06 per share, at the Norgener coal-fired plant in Chile of $37 million, or $0.05 per share, at New York Wind of $32 million, or $0.05 per share, at TEG and TEP of $27 million, or $0.04 per share, and at AES Clean Energy development projects of $26 million, or $0.04 per share; income tax benefits associated with the recognition of unrealized losses due to the termination of a PPA of $17 million, or $0.02 per share; income tax benefits associated with losses incurred at AES Andes due to early retirement of debt of $13 million, or $0.02 per share; income tax benefits associated with early plant closure costs in Chile of $10 million, or $0.01 per share; and income tax benefits associated with unrealized foreign currency losses at AES Andes of $7 million, or $0.01 per share; partially offset by income tax expense associated with the gain on sale of Fluence shares of $31 million, or $0.04 per share.

Adjusted EBITDA

We define EBITDA as earnings before interest income and expense, taxes, depreciation, and amortization. We define Adjusted EBITDA as EBITDA adjusted for the impact of NCI and interest, taxes, depreciation, and amortization of our equity affiliates, adding back interest income recognized under service concession arrangements, and excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions and equity securities; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; (e) gains, losses and costs due to the early retirement of debt; and (f) net gains at Angamos, one of our businesses in the Energy Infrastructure SBU, associated with the early contract terminations with Minera Escondida and Minera Spence.

In addition to the revenue and cost of sales reflected in Operating Margin, Adjusted EBITDA includes the other components of our Consolidated Statement of Operations, such as general and administrative expenses in Corporate and Other as well as business development costs, other expense and other income, realized foreign currency transaction gains and losses, and net equity in earnings of affiliates.

The GAAP measure most comparable to Adjusted EBITDA is Net income. We believe that Adjusted EBITDA better reflects the underlying business performance of the Company. Adjusted EBITDA is the most relevant measure considered in the Company’s internal evaluation of the financial performance of its segments. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions or equity securities remeasurement, unrealized foreign currency gains or losses, losses due to impairments, strategic decisions to dispose of or acquire business interests or retire debt, the non-recurring nature of the impact of the early contract terminations at Angamos, and the variability of allocations of earnings to tax equity investors, which affect results in a given period or periods. In addition, each of these metrics represent the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates.

Adjusted EBITDA should not be construed as alternatives to Net income, which is determined in accordance with GAAP.
2024 Proxy Statement | 85

Reconciliation of Adjusted EBITDA

$ in Millions	Year Ended Dec. 31, 2023
Net Income	($182)
Income tax expense	$261
Interest expense	$1,319
Interest income	($551)
Depreciation and amortization	$1,128

EBITDA	$1,975
Less: Income from discontinued operations	($7)
Less: Adjustment for noncontrolling interests and redeemable stock subsidiaries[1]	($552)
Less: Income tax expense (benefit), interest expense (income) and depreciation and amortization from equity affiliates	$130
Interest income recognized under service concession arrangements	$71
Unrealized derivative and equity securities losses	$34
Unrealized foreign currency losses	$301
Disposition/acquisition losses (gains)	($79)
Impairment losses	$877
Loss of extinguishment of debt	$62
Adjusted EBITDA[1]	$2,812

1 The allocation of earnings and losses to tax equity investors from both consolidated entities and equity affiliates is removed from Adjusted EBITDA.

2024 Proxy Statement | 86

Parent Free Cash Flow

Reconciliation of Parent Free Cash Flow1

$ in Millions	Year Ended Dec. 31, 2023	Three Years 2021 - 2023
Net Cash Provided by Operating Activities at the Parent Company [2]	$608	$1,612
Subsidiary Distributions to QHCs Excluded from Schedule 1 [3]	$247	$551
Subsidiary Distributions Classified in Investing Activities [4]	$179	$835
Parent-Funded SBU Overheard and Other Expenses Classified in Investing Activities [5]	($31)	($249)
Other	$—	($1)
Parent Free Cash Flow [1]	$1,003	$2,748

1 Parent Free Cash Flow (a non-GAAP financial measure that was used as a performance metric for both the 2023 Performance Incentive Plan awards and the 2021 Performance Stock Unit awards) should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with U.S. GAAP. Parent Free Cash Flow is the primary, recurring source of cash that is available for use by the Parent Company. Parent Free Cash Flow is equal to Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Management uses Parent Free Cash Flow to determine the cash available to pay dividends, repay recourse debt, make equity investments, fund share buybacks, pay Parent Company hedging costs and make foreign exchange settlements. We believe that Parent Free Cash Flow is useful to investors because it better reflects the Parent Company’s cash available to make growth investments, pay shareholder dividends, and make principal payments on recourse debt. Factors in this determination include availability of subsidiary distributions to the Parent Company and the Company’s investment plan.
2 Refer to Net Cash Provided by Operating Activities at the Parent Company as reported at Part IV—Item 15—Schedule 1 - Condensed Financial Information of Registrant included in the Company’s most recent filed 10-K with the SEC.
3Subsidiary distributions received by Qualified Holding Companies ("QHCs") excluded from Schedule 1. Subsidiary Distributions should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with US GAAP. Subsidiary Distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the Subsidiary Distributions and Consolidated Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.
4Subsidiary distributions that originated from the results of operations of an underlying investee but were classified as investing activities when received by the relevant holding company included in Schedule 1.
5Net cash payments for parent-funded SBU overhead, business development, taxes, transaction costs, and capitalized interest that are classified as investing activities or excluded from Schedule 1.

Appendix B: Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this proxy statement:

“Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with the Company (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
2024 Proxy Statement | 87

“Change-in-Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of AES outstanding common stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.

“Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change-in-control, the relocation of the CEO’s principal place of employment; (C) after a change-in-control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and (D) after a change-in-control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change-in-control.
The definitions for other Executive Officers (aside from the CEO) participating in the Executive Severance Plan are substantially similar to those shown above, except in item (D) of “Good Reason.” The other Executive Officers are eligible to terminate their employment for “Good Reason” after a change-in-control if there is a material reduction to their base salary or annual incentive opportunity.

The following definition is provided in the RSRP as referred to in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this proxy statement:

“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of the Plan to the contrary, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

The following definition is provided in the 2003 Long Term Compensation Plan as referred to in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this proxy statement:

“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an award is subject to Section 409A (and not excepted therefrom) and a change-in-control is a distribution event for purposes of an award, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).
2024 Proxy Statement | 88

Appendix C: Short-Term Incentive Plan Performance Targets

As described in the the Compensation Discussion and Analysis (CD&A), the following tables include details pertaining to the short-term incentive plan.

Safety Details:

Financial Details:

2024 Proxy Statement | 89

Growth Details:

New Business Details:

2024 Proxy Statement | 90

VOTE

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You may vote online, by phone or during the meeting instead of mailing this card.

Online
Go to **www.envisionreports.com/aes** or scan the QR code — login details are located in the shaded bar below.

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Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each Nominee listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Gerard M. Anderson	☐	☐	☐	02 - Inderpal S. Bhandari	☐	☐	☐	03 - Janet G. Davidson	☐	☐	☐
04 - Andrés R. Gluski	☐	☐	☐	05 - Holly K. Koeppel	☐	☐	☐	06 - Julia M. Laulis	☐	☐	☐
07 - Alain Monié	☐	☐	☐	08 - John B. Morse, Jr.	☐	☐	☐	09 - Moisés Naím	☐	☐	☐
10 - Teresa M. Sebastian	☐	☐	☐	11 - Maura Shaughnessy	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03XVED

The 2024 Annual Meeting of Stockholders of The AES Corporation will be held on April 25, 2024, 10:00 am EDT, virtually via the Internet at meetnow.global/MQ6K6KN

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of The AES Corporation for the Annual Meeting to be held on April 25, 2024

The undersigned hereby appoints Andrés R. Gluski and Paul L. Freedman, or either of them, and any substitute or substitutes, to be the attorneys and Proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 10:00 a.m. EDT on Thursday, April 25, 2024 virtually via live broadcast as indicated above, or at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned is entitled to vote, including with all the powers which the undersigned would possess if personally present at the meeting, and at any adjournment or postponement thereof, relating to the following proposals: the election of directors (Proposal 1), the approval, on an advisory basis, of the Company's executive compensation (Proposal 2), and the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2024 (Proposal 3).

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR each Nominee listed in Proposal 1, and FOR Proposals 2 and 3. The Proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Your vote is important. Please vote immediately.

C Non-Voting Items

Change of Address — Please print new address below.

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